As filed with the U.S. Securities and Exchange Commission on January 7, 2013

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment #2

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

New Energy Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3674	59-3509694
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code number)	Identification No.)

New Energy Technologies, Inc. 9192 Red Branch Road, Suite 110 Columbia, Maryland 21045 (800) 213-0689	John A. Conklin 9192 Red Branch Road, Suite 110 Columbia, Maryland 21045 (800) 213-0689
(Address and telephone number of principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:
Joseph Sierchio, Esq.
Elishama Rudolph, Esq.
Sierchio & Company, LLP
430 Park Avenue
Suite 702
New York, New York 10022
Telephone: (212) 246-3030
Facsimile:  (212) 246-3039

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the 1933 Act, please check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.001 par value (2)	1,875,000	$0.64	$1,200,000	(3)	$164
Common stock, $0.001 par value (4)	937,500	$0.83	$778,125		$106
Total	2,812,500		$1,978,125		$270	(5)

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Represents shares of our common stock, par value $0.001 per share to be sold pursuant to this registration statement.

(3) The proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act using the offering price per share.

(4) Represents shares of our common stock issuable upon exercise of the Series H Stock Purchase Warrants included as part of the units registered pursuant to this registration agreement.

(5) We previously paid $573 in registration fees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

SUBJECT TO COMPLETION, DATED  JANUARY 7, 2013

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sales is not permitted.

PROSPECTUS

New Energy Technologies, Inc.

1,875,000 Units

New Energy Technologies, Inc. (“we,” “us,” or “our”) are offering up to a maximum of 1,875,000 units of our securities (the “Units”), at an offering price of $0.64 per Unit ($1,200,000 in the aggregate), in a direct public offering, without any involvement of underwriters or broker-dealers. Each Unit consists of:

•	one (1) share of our common stock, $0.001 par value per share (collectively, the “Unit Shares”); and
•	one-half (1/2) Series H Stock Purchase Warrant (collectively, the “Series H Warrants”).

Each full Series H Warrant entitles the holder to purchase one additional share of our common (the “Warrant Shares”) at a purchase price of $0.83 for a period of three years from the date of issuance; no fractional shares will be sold. The Units will be sold by our Chief Executive Officer and President. Please refer to “Plan of Distribution.” The Unit Shares and Warrant Shares may hereinafter be collectively referred to as the “Securities.”

Our common stock is presently quoted for trading under the symbol “NENE” on the OTC Markets Group Inc. QB tier (the “OTCQB”). On December 6, 2012, the closing price of our common stock, as reported on the OTCQB, was $0.79 per share.

We are conducting the offering on a no minimum basis. This means that:

•	we have no requirement to sell any specific number of Units;
•
we will not return any funds received from investors in the event that we do not sell all of the securities being offered, or if the funds received are insufficient for the purposes set forth herein; and

•	we will not deposit the proceeds from this offering in an escrow, trust, or similar account.

Accordingly, the proceeds from this offering will be immediately available for us for our use. Please refer to “Plan of Distribution.”

Purchase of the Securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus before making a decision to purchase any of the Securities offered pursuant to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS  JANUARY 7, 2013

Table of Contents

Page #
Prospectus Summary	3
The Offering	6
Risk Factors	8
Note Regarding Forward-Looking Statements	17
Use of Proceeds	18
Determination of Offering Price	19
Market Price and Related Stockholder Matters	19
Management’s Discussion and Analysis of Financial Condition and Results of Operations	20
Description of Our Business and Property	28
Directors, Executive Officers and Control Persons	41
Executive Compensation	46
Security Ownership of Certain Beneficial Owners and Management	50
Transactions With Related Persons, Promoters and Certain Control Persons	51
Description of Our Securities	52
Plan Of Distribution	54
Legal Matters	56
Experts	56
Where you Can Find Additional Information	56
Index To Consolidated Financial Statements	57
Consolidated Financial Statements	F-1

You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus or incorporated by reference herein is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Summary

This summary highlights certain information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before investing in the securities offered pursuant to this prospectus. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before making an investment decision.

Except where the context otherwise requires and for purposes of this prospectus only, “we,” “us,” “our,” “Company,” “our Company,” and “New Energy” refer to New Energy Technologies, Inc., a Nevada corporation, and its consolidated subsidiaries.

Our Company

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, we amended our Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sungen Energy, Inc. (“Sungen”), Kinetic Energy Corporation (“KEC”), and New Energy Solar Corporation (“New Energy Solar”).

Sungen was incorporated on July 11, 2006, in the State of Nevada and is currently inactive. KEC was incorporated on June 19, 2008, in the State of Nevada and holds the patents related to our MotionPower™ technology. Our business activities related to the MotionPower™ technology are conducted through KEC. New Energy Solar was incorporated on February 9, 2009, in the State of Florida and has entered into a License Agreement, an Addendum to the License Agreement, an Option Agreement and a Sponsored Research Agreement with the University of South Florida Research Foundation, Inc.

We are a renewable and alternative energy company, actively developing two novel technologies for generating sustainable electricity, one of which harvests solar energy of the sun and artificial light, and the other harvests the available kinetic energy present in moving vehicles. Our proprietary, patent-pending technologies and products, which are the subjects of 46 patent-filings, have been invented, designed, engineered, and prototyped in preparation for field testing, product development, and eventual commercial deployment.

Our first technology, SolarWindow™, generates electricity when glass surfaces are coated with electricity-generating coatings, creating, semi-transparent, see-through solar cells. If successfully developed, SolarWindow™ could potentially be used on any of the more than 85 million commercial and residential buildings in the United States alone (U.S. Census Bureau, 2007 American Housing Survey & U.S. Energy Information Administration, 2003 Commercial Buildings Energy Consumption Survey).

Our second technology, MotionPower™, harvests the available kinetic or motion energy of cars, trucks, buses, and heavy commercial vehicles when they slow down before coming to a stop. MotionPower™ converts this captured energy into electricity. If successfully developed, MotionPower™ could potentially be used to harvest kinetic energy generated by any of the estimated 250 million vehicles registered in America (U.S. Department of Transportation Federal Highway Administration, 2008 Highway Statistics), which drive approximately six billion miles on our nation’s roadways every day (U.S. Environmental Protection Agency).

Our product development programs involve ongoing research and development efforts, and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

We have achieved numerous important milestones in the development of both our technologies. For example, in advancing our SolarWindow™ technology we have overcome major technical challenges, including the ability to achieve transparency while generating electricity on glass. We have also successfully scaled-up our technology from a single solar cell - only one-quarter the size of a grain of rice - to an array of solar cells which form a one-foot by one-foot, early working prototype, our largest-ever SolarWindow™. SolarWindow™ is fabricated by spraying or otherwise applying our see-through, electricity-generating coatings onto glass surfaces at room temperature, a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome temperature-specific and pressure-sensitive manufacturing methods common to conventional solar photovoltaic (PV) manufacturing processes.

Likewise, following successful development of a first-generation prototype, we conducted early durability and user-experience testing of our MotionPower™-Express system for cars and light trucks, such as sport utility vehicles at Burger King®, Four Seasons Hotel®, the Holiday Inn Express®, and the City of Roanoke (VA). Data collected and analyzed from these tests have produced important advancements to the MotionPower™ technology, including a reduction in size and maintenance costs, while increasing the system’s capacity to produce electrical power.

Products Derived from our Technologies

SolarWindow™

Our SolarWindow™ products in development are designed to generate electricity on glass while remaining see-through. We currently have six product development goals for our SolarWindow™ technology:

•	SolarWindow™-Commercial ― A flat glass product for installation in new commercial towers under construction and replacement windows;

•	SolarWindowTM-Structural Glass ― Structural glass walls and curtains for tall structures;

•	SolarWindowTM-Architectural Glass ― Textured and decorative interior glass walls, room dividers, etc.;

•	SolarWindow™-Residential ― A window glass for installation in new residential homes under construction and replacement windows;

•	SolarWindow™-Flex ― Flexible films which may be applied directly onto glass, similar to aftermarket window tint films, for retrofit to existing commercial towers, buildings, and residential homes; and

•	SolarWindow™-BIPV ― Building product components associated with building-integrated-photovoltaic (“BIPV”) applications in homes, buildings, and office towers.

Our focus is first on the development and deployment of SolarWindow™-Commercial, Structural, and Architectural products. Our product development efforts have already produced early working prototypes for these applications.

MotionPower™

Our MotionPower™ products are designed to generate electricity from the capture and conversion of available kinetic energy into electricity, which is present in vehicles which are slowing down before stopping. Kinetic energy is the energy an object possesses due to its motion. We are currently developing three MotionPower™ products:

•
MotionPower™-Heavy ― A fluid-driven, system with limited moving mechanical components for installation at sites where big rigs, such as tractor trailers, buses, and large commercial vehicles are traveling at below 15mph and are in the process of slowing down;

•
MotionPower™-Auto ― A fluid-driven, system similar to MotionPowerTM-Heavy for installation at sites where cars and light-duty trucks, such as sport utility vehicles and automobiles, are traveling at below 15mph and are in the process of slowing down; and

•
MotionPower™-Express ― A mechanical system for installation at sites where all cars, light-duty trucks, motor homes, buses, big rigs, and large commercial vehicles are traveling faster than 15mph and are in the process of slowing down.

Our focus is the development and deployment of all three MotionPower™ products. Our product development efforts have already produced early working prototypes for all three applications. With the prospect of 25-times greater kinetic energy present in big rigs than in cars, we are positioning MotionPower™-Heavy as our first energy harvester for commercial launch.

Our Competitive Strengths

We believe that the following strengths enable us to compete successfully in the alternative energy industry:

•	Our products are novel solutions for generating sustainable electricity.
•	Our products have unique characteristics, not readily-achievable by other technologies.
•	Our SolarWindow™ products are designed for application on the vast glass facades of commercial skyscrapers and, unlike conventional PV solar, are not confined to installation on limited rooftop space.
•	The electricity generated by our technologies is compatible for use with existing energy infrastructure.

Our Business Strategy

Key elements of our business strategy include:

•	Partnering with research institutions, product development firms, and others with proven technology expertise.
•	Identifying industry-centric partnerships for technology out-licensing and in-licensing opportunities.
•	Fostering commercial partnerships with industry partners.
•	Developing pricing models that capitalize on available energy subsidies to make our products affordable and attractive to end-users.
•	Developing cost-effective and efficient supply-chain management and manufacturing processes.
•	Identifying and potentially acquiring strategic and/or complementary technologies.

Corporate Information

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” We conduct our operations through two wholly-owned subsidiaries, New Energy Solar Corporation and Kinetic Energy Corporation. Through New Energy Solar Corporation we are developing our SolarWindow™ Technology and through Kinetic Energy Corporation we are developing our MotionPower™ Technology. We are a development stage company; we have not generated any revenue since inception and we do not expect to generate any revenue for the foreseeable future. We have incurred losses since inception. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. See “Risk Factors.”

Our corporate headquarters is located at 9192 Red Branch Road, Suite 110, Columbia, Maryland 21045. Our telephone number is (800) 213-0689, our fax number is (240) 554-2316. Our website is www.newenergytechnologiesinc.com. Information contained on our web site (or any other website) does not constitute part of this prospectus.

Risk Factors

Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 9 of this prospectus.

The Offering

Securities Being Registered:
Up to 1,875,000 Units. Each Unit consists of one (1) share of our common stock, $0.001 par value per share and one-half (1/2) Series H Warrant. Each full Series H Warrant entitles the holder to purchase one additional share of our common at a purchase price of $0.83 for a period of 3 years from the date of issuance; no fractional shares will be sold.

Offering Price Per Unit:	$0.64 per Unit ($1,200,000 in the aggregate).
Shares Outstanding Prior to Completion of the Offering:	20,638,360
Authorized Capital Stock:
Our authorized capital stock consists of stock of 300,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. No preferred shares were issued and outstanding. See “Description of Our Securities.”

Shares Outstanding upon Closing of the Offering:	If all of the Units offered are sold, upon closing, we will have 22,513,360 shares outstanding, without giving effect to the exercise of any outstanding options or warrants.
OTCQB Symbol:	NENE
Transfer Agent:	Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.
Risk Factors:
Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” of this prospectus.

Use of Proceeds:
Proceeds received pursuant to this offering will be used to fund the development of our SolarWindow™ Technology; and MotionPower™ Technology, and for working capital and general corporate purposes. See “Use of Proceeds.”

Duration of Offering:
Subject to our right to terminate the offering at any time, the Offering will be conducted by us on a best efforts basis for a period of the earlier of 180 days following the effectiveness of this registration statement, or the date on which we have sold all of the Units. We may, in our sole discretion and without notice, extend the offering for up to an additional 90 days.

Selected Financial Data

The following tables set forth a summary of certain selected consolidated financial data for the fiscal years ended August 31, 2012 and 2011. This information is derived from our consolidated financial statements. Historical results are not necessarily indicative of the results that may be expected for any future period. The consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes included elsewhere in this prospectus.

Statements of Operations Data	For the Year Ended August 31, 2012	For the Year Ended August 31, 2011
Revenue	$0	$0
Loss from operations	$(2,320,529)	$(3,624,930)
Net loss	$(2,433,431)	$(3,619,750)
Basic and diluted net loss per share	$(0.11)	$(0.18)
Weighted average shares outstanding used in basic and diluted net loss per share calculation	20,638,360	20,396,362

Balance Sheet Data	For the Year Ended August 31, 2012	For the Year Ended August 31, 2011
Cash and cash equivalents	$1,046,918	$2,320,185
Working capital	$1,017,597	$2,264,969
Total assets	$1,127,712	$2,546,773
Total liabilities	$90,149	$280,877
Total stockholders’ equity	$1,037,563	$2,265,896

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before purchasing any Shares. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment. You should acquire the Units only if you can afford to lose your entire investment. You should also refer to the other information contained in this prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.” The risks described below and contained in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related To Our Business

We have experienced significant losses, have not generated any revenues and expect losses to continue for the foreseeable future.

We are a development stage company. We do not have any commercialized products; we have not generated any revenue since inception and do not expect to generate any revenue for the foreseeable future. We had a net loss of $2,433,431 and $3,619,750 for our fiscal years ended August 31, 2012 and 2011, respectively, and we have incurred a cumulative deficit of $12,038,586 from inception (May 5, 1998) through August 31, 2012. We anticipate incurring losses through at least February 2013.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In its report with respect to our financial statements for the year ended August 31, 2012, our independent auditors expressed substantial doubt about our ability to continue as a going concern. Because we have not yet generated revenues from our operations and do not expect to do so in the near future, our ability to continue as a going concern is wholly dependent upon our ability to obtain additional financing. The fact that our auditors have issued a “going concern” opinion may hinder our ability to obtain additional financing in the future. Currently, we have no commitments to obtain any additional financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

The sale by our stockholders of restricted shares, either pursuant to a resale prospectus or Rule 144, may adversely affect our ability to raise the funds we will require to effectuate our business plan.

As of December 1, 2012, we had 20,638,360 shares issued and outstanding, of which 13,101,826 are deemed “restricted securities” within the meaning of Rule 144, as promulgated under the Securities Act (“Rule 144”). The possibility that substantial amounts of our common stock may be sold into the public market, either under Rule 144, or pursuant to a resale registration statement, may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities because of the perception that future resales could decrease our stock price and because of the availability of resale shares to those interested in investing in our common stock.

We may require additional financing to expand, accelerate or sustain our current level of operations beyond February 2013, and failure to obtain such financing would have a material adverse effect on our business, operating results, financial condition and prospects.

As of August 31, 2012, we had cash and cash equivalents of $1,046,918. We anticipate that we will remain engaged in research and product development activities at least through February 2013. Based upon our current level of operations and expenditures, we believe that absent any modification or expansion of our existing research, development and testing activities, cash on hand should be sufficient to enable us to continue operations through February 2013. However, any significant expansion in scope or acceleration in timing of our current research and development activities, or commencement of any marketing and sales activities, will require additional funds.

If adequate funds, including proceeds, if any, from this offering are not available on reasonable terms or at all, it would result in a material adverse effect on our business, operating results, financial condition and prospects. In particular, we may be required to delay, reduce the scope of or terminate one or more of our research programs, sell rights to our SolarWindow™ Technology and/or MotionPowerTM Technology or other technologies or products based upon such technologies, or license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

Even if financing is available to us, because we cannot currently estimate the amount of funds or time required to commercialize our technologies, we may secure less funding than is actually required to effectuate our business plan.

We cannot accurately predict the amount of funding or the time required to successfully commercialize either the SolarWindow™ Technology or the MotionPower™ Technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and development efforts, the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing claims with respect to patents, the regulatory approval process and manufacturing, marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

The success of our research and development activities is uncertain. If such efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business.

Commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology will require significant further research, development and testing as we must ascertain whether the SolarWindow™ Technology and/or the MotionPower™ Technology can form the basis for a commercially viable technology or product. If our research and development fails to prove commercial viability of either of the SolarWindow™ Technology or the MotionPower™ Technology, we may need to abandon our business model and/or cease doing business, in which case our shares may have no value and you may lose your investment. We anticipate we will remain engaged in research and development, through at least February 2013.

The development of the SolarWindow™ Technology and/or the MotionPower™ Technology is subject to the risks of failure inherent to the development of any novel technology.

Ultimately, the development and commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology are subject to a number of risks that are particular to the development and commercialization of any novel technology. These risks include, but are not limited to, the following:

•	we may fail to maintain license rights to the SolarWindow™ Technology, and/or the MotionPower™ Technology (or any of their derivatives);
•
we may fail to develop, acquire, or license various enabling technologies that may be integral to the commercialization of the SolarWindow™ and/or the MotionPower™ Technology (or any of their derivatives);

•	the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) may ultimately prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;
•	the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives), even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;
•	our marketing license or proprietary rights to products derived from the SolarWindow™ Technology and/or the MotionPower™ Technology may not be sufficient to protect our products from competitors;
•	the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing products utilizing the SolarWindow™ Technology and/or the MotionPower™ Technology; or,
•
third parties may market superior, more effective, or less expensive technologies or products having comparable results to the SolarWindow™ and/or the MotionPower™ technologies (or any of their derivatives).

If we ultimately do not obtain the necessary regulatory approvals for the commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology, we will not achieve profitable operations and your investment may be lost.

In order to commercialize the SolarWindowTM Technology and/or the MotionPower™ Technology, we may need to obtain regulatory approval from various local, state, federal or international agencies. At this time, we do not have a product to be submitted for regulatory approval. The process for obtaining such regulatory approvals may be time consuming and costly, and there is no guaranty that we will be able to obtain such approvals. The failure to obtain any necessary regulatory approvals could delay or prevent us from achieving profitability, which could result in the loss of your investment.

Our ability to operate profitably is directly related to our ability to develop, protect and perfect rights in and to our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect our SolarWindow™ Technology and MotionPower™ Technology, which may afford only limited protection.

We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, or force us to enter into royalty or license agreements rather than dispute the merits of such claims, requiring us to pay royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license or may adversely affect our ability to fully commercialize our technologies.

We generally require our subsidiaries and our employees, consultants, advisors and collaborators to execute appropriate agreements with us, regarding the confidential information developed or made known to such persons during the course of their engagement by us. These agreements provide that any proprietary technologies developed during such engagement are owned by us and that confidential information pertaining to such technologies will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also provide for the assignment to us by any such person of any patents issued with respect to any such technologies. If these provisions are breached, we may not be able to fully perfect our rights to the technologies in question, and in some instances, we may not have an appropriate remedy available for the damages that we may incur as a result of any such breach.

We may be accused of infringing the intellectual property rights of others.

We cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current programs or future technology developments. Any such claims could be time consuming, result in costly litigation and could ultimately lead to a determination that the SolarWindow™ Technology and/or the MotionPower™ Technology, or any of their derivatives, infringe on a third party’s patent rights.

If we fail to obtain additional licenses in the future required to maintain our rights to market products developed, if any, we may need to curtail or cease operations.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain and maintain any such licenses could have a material adverse effect on our business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

Compliance with environmental regulations, or dealing with harmful or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and development programs do not generally involve the handling of harmful or hazardous materials, but they may occasionally do so. Accordingly, we may become subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations. We do not have any insurance coverage with respect to damages or liabilities we may incur as a result of these activities.

In seeking to acquire or develop technologies, we are operating in highly competitive markets and our competitors enjoy numerous competitive advantages over us.

Our commercial success will depend on our ability to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The alternative energy industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies enjoy numerous competitive advantages, including:

•	significantly greater name recognition;
•	established relations with customers;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products;
•	greater financial and human resources for product development, sales and marketing, and
•	the ability to endure potentially prolonged patent litigation.

As a result, we may not be able to compete effectively against these companies or their products. See “Description of Our Business and Property.”

Any products developed from our SolarWindow™ Technology and/or MotionPowerTM Technology will face competition from other companies producing solar power and/or energy harvesting products.

The solar power market is intensely competitive and rapidly evolving. The energy harvesting market is not well-defined, immature, and evolving with uncertainty. When, or if, this market matures, it may also be intensely competitive.

Our competitors are better capitalized, have established market positions, and if we fail to attract and retain customers and establish a successful distribution network for our solar products, we may be unable to achieve adequate sales and market share. There are a number of major multi-national corporations that produce solar power and alternative energy products, which may be competitive with those that we are seeking to develop, including Konarka, Heliatek, Dysol, Solarmer Energy, BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo, among others. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power and alternative energy technologies that may have costs similar to, or lower than, our projected costs.

To the extent we are able to develop and commercialize products based upon or derived from the SolarWindow™ Technology and/or the MotionPower™ Technology, if such products do not gain market acceptance, we may not achieve sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	customer acceptance of our products;
•	our failure to produce products that compete favorably against other alternative energy and solar-photovoltaic power products on the basis of cost, quality and performance;
•
our failure to produce products that compete favorably against conventional energy sources and alternative distributed-generation technologies, such as wind, biomass and solar thermal, on the basis of cost, quality and performance;

•	performance and reliability of our products as compared with conventional and alternative energy products;
•
our failure to qualify for and secure government reimbursements, tax incentives and any other financial subsidies that may be available to consumers for the implementation of alternative energy technologies such as solar systems at such time as our products become available for commercial sale, and which potential customers for our products may reasonably expect; and

•	our failure to develop and maintain successful relationships with manufacturers, distributors, and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales and market share.

If solar-photovoltaic or kinetic energy harvesting technologies are not suitable for widespread adoption or sufficient demand for such products does not develop or takes longer to develop than we anticipate, we may not be able to profitably exploit the SolarWindow™ Technology and/or MotionPower™ Technology.

The market for solar-energy related products is emerging and rapidly evolving, and the market for energy harvesting products is generally unproven and not yet established. The success of products for these markets is uncertain.

If our solar power or energy harvesting technologies prove unsuitable for widespread commercial deployment or if demand for such power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for such products in the particular markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar and energy capture and conversion products, including:

•	cost-effectiveness of such technologies as compared with conventional and competitive alternative energy technologies;
•	performance and reliability of such products as compared with conventional and competitive alternative energy products;
•	success of other alternative energy technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and solar thermal technologies;
•	public concern regarding energy security, the potential risks associated with global warming, the environmental and social impacts of fossil fuel extraction and use;
•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
•	increases or decreases in the prices of oil, coal and natural gas;
•	capital expenditures by customers, which tend to decrease when domestic or foreign economies slow;
•	continued deregulation of the electric power industry and broader energy industry; and
•	availability of government subsidies and incentives.

We lack sales and marketing experience and will likely rely on third party marketers.

We have limited experience in sales, marketing or distribution of photovoltaic and energy capture and conversion products. We expect to market and sell or otherwise commercialize the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) through distribution, co-marketing, co-promotion or licensing arrangements with third parties. Therefore, any revenues received by us will be dependent on the efforts of third parties. If any such parties breach or terminate their agreements with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) would be delayed or terminated, which would adversely affect our ability to generate revenues and our profitability.

Technological changes could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine our technologies and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The alternative energy industry is rapidly evolving and highly competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the industry and to compete in the future and we may be unable to secure such financing. We believe that a variety of competing solar and alternative energy technologies may be under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of products.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies, and we may have to compete with the other companies for their time, attention and efforts. Except for Mr. John A. Conklin, our President and Chief Executive Officer , Chief Financial Officer and a director, none of our directors anticipate devoting more than approximately five (5%) percent of their working time to our matters.

Risks Related To Ownership of Our Common Stock and This Offering

The trading price of our common stock historically has been volatile and may not reflect its actual value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In recent years, broad stock market indices in general, and smaller capitalization companies in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock.

Our common stock is a penny stock and is not traded on a national securities exchange, therefore you may find it difficult to sell the shares of our common stock you acquire in this offering.

Our common stock is traded on the OTCQB. The OTCQB is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Additionally, our common stock is subject to regulations of the SEC applicable to “penny stock.” Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

In addition, the penny stock regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Although we expect to designate the use of a significant portion of the proceeds from this Offering for research, development and commercialization of our technologies, the proceeds from this Offering may be used in ways with which you may not agree.

We expect to devote a significant portion of the proceeds of this offering to continued research, development and commercialization of our technologies. However, you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Accordingly, you must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase the price of our securities. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Kalen Capital Corporation, a private corporation solely owned by Mr. Harmel Rayat, our former Chief Financial Officer and director, owns approximately 44% of our issued and outstanding stock. This ownership interest may preclude you from influencing significant corporate decisions.

As of December 1, 2012, Kalen Capital Corporation, a private corporation solely owned by Harmel S. Rayat, our former Chief Financial Officer and director, owned 8,991,534 shares, or approximately 44%, of our outstanding common stock. As a result, Mr. Rayat may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interest. This concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, or support or reject other management and board proposals that are subject to stockholder approval, such as the adoption of employee stock plans and significant unregistered financing transactions.

Substantial sales of our common stock could lower our stock price.

As of December 1, 2012, we had 20,638,360 shares of common stock outstanding, of which 7,536,534 shares are freely tradable. Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of the Units could impair our ability to raise capital through the sale of additional equity in the future.

There are options to purchase shares of our common stock currently outstanding.

As of December 1, 2012, we have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 861,671 shares. The exercise prices of these options range from $1.32 to $6.51 per share. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

You will experience immediate and substantial dilution.

The offering price will be substantially higher than the pro forma net tangible book value of each outstanding share of our common stock immediately after this offering. If you purchase our common stock in this offering, you will suffer immediate and substantial dilution. The exercise of outstanding options and the warrants issued in connection with this offering will result in further dilution of your investment. In addition, if we issue additional equity securities in the future, the newly issued securities may further dilute your ownership interest.

We may issue preferred stock which may have greater rights than our common stock.

Our Articles of Incorporation allow our Board of Directors (the “Board”) to issue up to 1,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued and outstanding. However, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of our common stock to then current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on a registered national exchange, such exchange’s rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our failure to adequately comply with any of these laws, regulations, standards or rules may result in substantial fines or other penalties and could have an adverse impact on our ongoing operations.

Because we do not intend to pay dividends for the foreseeable future you should not purchase our shares if you are seeking dividend income.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this prospectus. See “Market Price of and Dividends On Our Common Stock and Related Stockholder Matters.”

This offering may not be fully subscribed and we may need to raise additional funds which may be dilutive to our stockholders, if available at all.

We are undertaking this offering on a “no minimum” basis, meaning that we may receive substantially less than the total maximum offering amount. No refund will be made available to investors if less than all of the Units are sold. Further, during our fiscal years ended August 31, 2012 and 2011, we used a significant amount of cash to finance the continued development of our products. If after this offering we still need significant additional financing, we may seek to raise such funds through, among other things, public and private equity offerings and debt financings. Any equity financings may be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Finally, such additional financing may not be available on acceptable terms, or at all.

Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon our current assumptions, expectations and projections, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows, (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities, (d) anticipated trends in the industries in which our technology would be utilized, (e) our future financing plans, and (f) our anticipated needs for working capital.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.

We have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities or financing from other sources until, if ever, we generate positive cash flow from operations.

Use of Proceeds

The Units are being offered directly by us on a no minimum basis directly through our Chief Executive Officer. The offering will be conducted by us for a period of up to 180 days following the effectiveness of this registration statement, or the date on which we have sold all of the offered shares. We may extend the offering period for an additional 90 days in our sole discretion and without notice. Please note that:

•	we have no requirement to sell any specific number Units;
•
we will not return any funds received from investors in the event that we do not sell all of the securities being offered, or if the funds received are insufficient for the purposes set forth herein; and

•	we will not deposit the proceeds from this offering in an escrow, trust, or similar account.

Accordingly, the proceeds from this offering will be immediately available for our use.

Proceeds received pursuant to this offering will be used to fund the development of our SolarWindow™ Technology; and MotionPower™ Technology, and for working capital and general corporate purposes.

While we currently intend to use the proceeds of this offering substantially in the manner discussed above, we reserve the right to reassign the use if, in the judgment of our Board, changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended Prospectus reflecting the same.

The amounts and timing of our actual expenditures will depend on numerous factors, including marketing and sales activities, and the growth of our customer base. We may find it necessary to use portions of the net proceeds for other purposes.

Pending these uses, we intend to invest our net proceeds in short-term, investment grade securities, at prevailing market rates of interest. No portion of the proceeds of the offering will be paid to officers, directors and/or any of their respective affiliates as compensation for the offer and sale of the Units.

Determination of Offering Price

The offering price of $0.64 per Unit has been arbitrarily determined by us, and bears no significant relationship to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us in determining the initial offering price were:

•	our capital requirements;
•	our current capital resources;
•	our experience in our industry;
•	the experience of our management;
•	our technologies and the state of their current development;
•	the current market price of our common stock;
•	the volatility and lack of liquidity with respect to the public market for our common stock;
•	the percentage of our issued and outstanding shares to be represented by the Units; and
•	the general equity market conditions.

Accordingly, the offering price should not be viewed by you as an indication of the resale or market value of the Units you purchase. Please refer to “Plan of Distribution.”

Market Price and Related Stockholder Matters

Our common stock is quoted on the OTCQB under the symbol “NENE.” Our warrants are not currently traded on any market.

As of December 1, 2012, there were 20,638,360 shares of our common stock outstanding and held by approximately 35 stockholders of record. A portion of our common stock are held in “street name” or by beneficial holders, whose shares are held of record by banks, brokers, and other financial institutions.

The following table sets forth the range of high and low bid prices for our common stock for each quarter during the past two fiscal years as reported on the OTCQB:

Fiscal Year Ended August 31, 2012	High	Low
First Quarter (September 1 - November 30, 2011)	$2.30	$1.41
Second Quarter (December 1, 2009 - February 29, 2012)	$2.39	$1.08
Third Quarter (March 1 – May 31, 2012)	$4.42	$1.81
Fourth Quarter (June 1 – August 31, 2012)	$2.03	$1.25

Fiscal Year Ended August 31, 2011
First Quarter (September 1 - November 30, 2010)	$5.13	$1.59
Second Quarter (December 1, 2009 - February 28, 2011)	$6.72	$4.50
Third Quarter (March 1 – May 31, 2011)	$4.11	$1.55
Fourth Quarter (June 1 – August 31, 2011)	$2.40	$1.25

All stock prices reflect the one-for-three reverse stock split effective as of March 21, 2011. On December 6, 2012, the closing price of our common stock was $0.79 per share.

Dividend Policy

We have not paid any dividends on our common stock and our Board presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business; or
•
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Management’s Discussion And Analysis Of
Financial Condition And Results Of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a Nevada corporation. We were incorporated on May 5, 1998, under the name “Octillion Corp.” We are a development stage company; we have not generated any revenue since inception and we do not expect to generate any revenue for the foreseeable future. We have incurred losses since inception. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. We do not currently have any commercial products and there is no assurance that we will successfully be able to design, develop, manufacture, or sell any commercial products in the future.

We are a renewable and alternative energy company developing two (2) sustainable electricity generating systems. These novel technologies are branded as SolarWindow™ and MotionPower™. Our proprietary, patent-pending technologies are the subject of fifty-six (56) U.S. and international Patent filings.

Our product development programs involve ongoing research and development efforts, and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

Ultimately, we plan to market any SolarWindow™ Technology and/or MotionPower™ Technology products through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. We believe that this approach could provide immediate access to pre-existing distribution channels, therefore potentially increasing market penetration and commercial acceptance of our products and enabling us to avoid expending significant funds for development of a large sales and marketing organization.

We cannot accurately predict the amount of funding or the time required to successfully commercialize either the SolarWindow™ Technology or the MotionPower™ Technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and development efforts, the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing claims with respect to patents, the regulatory approval process and manufacturing, marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

As of August 31, 2012, we had working capital of $1,017,597. Based upon our current level of operations and expenditures, we believe that, absent any modification or expansion of our existing research, development and testing, cash on hand should be sufficient to enable us to continue operations through at least February 2013. However, any significant expansion in scope or acceleration in time of our current research and development activities, or commencement of any marketing activities, will require additional funds.

Research and Related Agreements

We are a party to certain agreements related to the development of our SolarWindow™ Technology and our MotionPower™ Technology. These agreements, and certain effects of these agreements on our financial statements for the periods presented in this prospectus, are summarized below.

SolarWindow™ Technology

Stevenson-Wydler Cooperative Research and Development Agreement with the Alliance for Sustainable Energy and No-Cost Extension to the Cooperative Research and Development Agreement

On March 18, 2011, in our efforts to advance the commercial development of its SolarWindow™ technology, it entered into a Stevenson-Wydler Cooperative Research and Development Agreement (the “CRADA”) with the Alliance for Sustainable Energy, LLC, which is the operator of The National Renewable Energy Laboratory (“NREL”) under its U.S. Department of Energy contract. Under terms of the CRADA, NREL researchers will make use of our exclusive intellectual property and NREL’s background intellectual property in order to work towards specific product development goals.

Pursuant to SEC Rule 24b-2, we submitted a request to the SEC for confidential treatment of certain portions of the CRADA, which has been granted. Accordingly, certain terms of the CRADA have not been disclosed. The disclosure of such confidential information may potentially harm the Company’s competitive position and jeopardize its ability to effectively negotiate future development and sublicensing agreements on preferential terms; and, ongoing relationship with NREL and its ability to negotiate favorable terms with NREL in regards to the ongoing development of our technologies.

Pursuant to the CRADA, during the years ended August 31, 2012 and 2011, we recorded $161,170 and $125,909, respectively, as research and development expense. From inception (May 5, 1998) to August 31, 2012, we recorded $287,079 as research and development expense. The No-Cost Extension to the CRADA extends SolarWindow™ development through December 2012.

University of South Florida Research Foundation, Inc. License Agreement, Option Agreement, Sponsored Research Agreement, and No-Cost Sponsored Research Agreement Extension

Through New Energy Solar, we are a party to a License Agreement, an Addendum to the License Agreement, an Option Agreement and a Sponsored Research Agreement with the University of South Florida Research Foundation, Inc. These agreements provide for our support of a project relating to the development of the SolarWindow™ technology and grant it an exclusive worldwide commercial license under certain patents relating to the SolarWindow™ technology. Pursuant to SEC Rule 24b-2, we submitted requests to the SEC for confidential treatment of certain portions of these agreements, which have been granted. Accordingly, certain terms of these agreements have not been disclosed.

On July 5, 2011, we entered into a letter agreement pursuant to which we agreed to reimburse the University of South Florida (“USF”) for filing fees associated with USF’s Provisional Patent and future PCT Applications (the “Applications”) for certain identified technologies (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, we committed to reimburse USF for all documented, out-of-pocket costs directly related to the filing and maintenance of the Applications. In return, USF granted us the exclusive right to negotiate a definitive option or license agreement with USF for the technologies underlying the Applications for a period of time after USF files a Provisional Patent for an identified technology (the “Negotiation Period”). Should the Negotiation Period expire without us entering into an agreement with USF, we could extend the Negotiation Period for an additional period of time by paying USF a one-time payment of a specified sum. If after this additional time we fail to enter into an agreement with USF, USF is free to enter into negotiations and license the underlying technologies to a third-party. The No-Cost Extension to the Sponsored Research Agreement extends SolarWindow™ R&D through December 2012.

During the years ended August 31, 2012 and 2011, and from inception (May 5, 1998) to August 31, 2012, we recorded the following as research and development and patent related expense pursuant to these agreements:

	Year Ended August 31,		May 5, 1998 (Inception) To
	2012	2011	August 31, 2012
University of South Florida:
Research and development expense	$117,683	$113,762	$408,553
Patent and PCT application expense	36,294	11,788	49,204
Total	$153,977	$125,550	$457,757

University of Illinois at Urbana-Champaign Sponsored Research Agreement

Through Sungen, we were a party to a Sponsored Research Agreement with the University of Illinois at Urbana-Champaign (“UIUC”) that provided for our support of the development of a new technology to integrate films of silicon nanoparticle material on glass substrates. This agreement expired on August 22, 2008. As of such date, we advanced a total of $266,709 to UIUC pursuant to the terms of the agreement. Pursuant to the terms of the agreement, we were to advance an additional $156,109 to UIUC, which is included in other accrued liabilities at August 31, 2011. We have not made the advance as the advance was contingent on the determination as to whether funds previously paid to UIUC under the terms of the agreement had been fully expended. We were of the opinion that to the extent these funds were not expended, they are refundable to us. We evaluated the status of the aforementioned agreement and related contingent liability to UIUC and have determined that the $156,109 liability is no longer valid and has been eliminated to other income.

MotionPower™ Technology

Sigma Design Agreement

Through KEC, we continue to be a party to certain consulting agreements with Sigma Design Company, a Middlesex, New Jersey based engineering and design firm, pursuant to which Sigma Design provides ongoing engineering, product development and testing services primarily relating to the development of our MotionPower™ Technology. On January 12, 2012, Sigma Design proposed, and we agreed, to have Sigma design, fabricate and perform initial testing of our MotionPower™ Technology. The estimated cost to perform this work was $185,000 to $205,000 with a 20%, or $37,000 down payment and monthly billings. During the year ended August 31, 2012, we expensed $210,918 related to this work.

Including the January 12, 2012 agreement, during the years ended August 31, 2012 and 2011, we recorded $314,205 and $147,423, respectively, as research and development expense pursuant to these agreements. From inception (May 5, 1998) to August 31, 2012, we recorded $727,898 as research and development expense pursuant to these agreements. We continue to utilize Sigma Design Company on a consulting basis to further test, calibrate, and develop our MotionPower™ technology.

Veryst Agreement

Through KEC, we were party to certain agreements with Veryst Engineering LLC, a Boston area engineering and consulting firm with experience in product development and energy harvesting; one dated November 4, 2008, two dated September 9, 2009 and one dated July 6, 2010 (collectively, the “Veryst Agreements”), all relating to the development of the Company’s MotionPowerTM technologies. Pursuant to SEC Rule 24b-2, we submitted a request to the SEC for confidential treatment of certain portions of the November 4, 2008 agreement, relating to the payment terms, scope of work and the milestone terms of the agreement, which was granted. As of August 31, 2012, Veryst Engineering LLC has successfully completed its contracted services associated with the Veryst Agreements.

During the years ended August 31, 2012 and 2011, we recorded $2,564 and $48,225, respectively, as research and development expense pursuant to these agreements. From inception (May 5, 1998) to August 31, 2012, we recorded $560,880 as research and development expense pursuant to these agreements.

Results of Operations

Year Ended August 31, 2012 Compared with the Year Ended August 31, 2011

Operating Expenses

A summary of our operating expense for the years ended August 31, 2012 and 2011 follows:

	Year Ended
	August 31,		Increase/	Percentage
	2012	2011	(Decrease)	Change
Operating expense
Selling, general and administrative	$1,442,988	$1,622,479	$(179,491)	-11%
Stock compensation	205,098	1,551,079	(1,345,981)	-87%
Research and development	672,443	451,372	221,071	49%
Total operating expense	$2,320,529	$3,624,930	$(1,304,401)	-36

Selling, General and Administrative

Selling, general and administrative (“SG&A”) costs include all expenditures incurred other than research and development related costs, including costs related to personnel, professional fees, travel and entertainment, public company costs, insurance and other office related costs. The $179,491 year-over-year decrease is primarily due to a $220,469 decrease in public company expenses primarily related to fees paid to publicize our SolarWindow™ and MotionPower™ technologies within the industry and investor community; $60,589 decrease in personnel related costs primarily related to the inclusion of former Chief Operating Officer Andrew Farago and our former Chief Financial Officer Elliot Maza during 2011 offset by an increase in the salary of our current Chief Executive Officer; and $33,701 decrease in travel and corporate information technology related costs offset by an increase of $108,497 of professional fees primarily related to the filing of patent applications and related legal work; and $26,771 increase in general office expenses.

Stock Compensation

Stock compensation represents the expense associated with the amortization of our stock options. During the year ended August 31, 2012, stock compensation expense decreased $1,345,981 to $205,098 compared to $1,551,079 during the year ended August 31, 2011. As of August 31, 2012, there is $131,347 remaining to be expensed through 2015 related to the currently outstanding stock options.

Research and Development

Research and development (“R&D”) costs represent costs incurred to develop our SolarWindow™ and MotionPower™ technologies and are incurred pursuant to our research agreements and agreements with other third party providers. Payments under these agreements include salaries and benefits for R&D personnel, allocated overhead and facility occupancy costs, contract services and other costs. R&D costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed. See “Research and Related Agreements” above for disclosure regarding the terms and amounts incurred under our research agreements.

The amount of R&D expense incurred for our various research related agreements follows:

		Year Ended		May 5, 1998
	Development	August 31,		(Inception) to
	Activity	2012	2011	August 31, 2012
University of Illinois	Solar WindowTM	$-	$-	$422,818
Alliance for Sustainable Energy, LLC	Solar WindowTM	161,170	125,909	287,079
University of South Florida	Solar WindowTM	117,683	123,762	408,553
Sigma Design Company, LLC	Motion PowerTM	314,205	147,423	727,898
Veryst Engineering LLC	Motion PowerTM	2,564	48,225	560,880
Other		76,821	6,054	182,911
Total		$672,443	$451,372	$2,590,139

R&D costs increased by $221,071 during 2012 compared to 2011 predominantly due to the Stevenson-Wydler Cooperative Research and Development Agreement with the Alliance for Sustainable Energy, LLC, which is the operator of The National Renewable Energy Laboratory under its U.S. Department of Energy contract, and the Sigma Design Company, LLC agreement.

Other Income (Expense)

A summary of our other income (expense) for the years ended August 31, 2012 and 2011 follows:

	Year Ended
	August 31,		Increase/
	2012	2011	(Decrease)
Other income (expense)
Interest expense-other	$(26,231)	$(1,391)	$(24,840)
Interest expense - accretion of debt discount	(515)	-	(515)
Foreign exchange loss	(55)	(1,488)	1,433
Change in fair value of warrant liability	-	8,059	(8,059)
Payable written off	156,109	-	156,109
Total other income (expense)	$129,308	$5,180	$124,128

Interest Expense

Interest expense of $26,231 during the year ended August 31, 2012, relates to the 7% stated interest of the April 17, 2012 Bridge Loan. Interest expense - accretion of debt discount also relates to the April 17, 2012, Bridge Loan and represents the accretion of the discount applied to the loan as a result of the issuance of 625,000 detachable warrants and the beneficial conversion feature contained in the Bridge Loan and is calculated according to the effective interest method.

Change in Fair Value of Warrant Liability

We determined that our Class F Callable Warrants contained a dilutive issuance provision. As a result, we reclassified 1,062,833 of our Class F Callable Warrants to a long-term warrant liability. Our Class F Callable Warrants were considered derivative financial liabilities and were therefore required to be adjusted to fair value each quarter. During the year ended August 31, 2011, investors exercised 1,054,512 Class F Callable Warrants for aggregate gross proceeds of $3,954,375. On February 12, 2011, all unexercised Class F Callable Warrants expired resulting in the $8,059 adjustment to their fair value to $0 during the year ended August 31, 2011.

Payable Written Off

Through our wholly-owned subsidiary, Sungen Energy, Inc., we were a party to a Sponsored Research Agreement with the UIUC that provided for our support of the development of a new technology to integrate films of silicon nanoparticle material on glass substrates. This agreement expired on August 22, 2008. As of such date, we had advanced a total of $266,709 to UIUC pursuant to the terms of the agreement. Pursuant to the terms of the agreement, we were to advance an additional $156,109 UIUC, which is included in other accrued liabilities at August 31, 2011. We had not made the advance pending determination as to whether funds previously paid to UIUC under the terms of the agreement had been fully expended. We were of the opinion that to the extent these funds were not expended by UCIC, we were not obligated to make any further payments to UCIC. During the year ended August 31, 2012, we evaluated the status of the aforementioned agreement and related contingent liability to UIUC and determined that the $156,109 liability is no longer valid and has been reclassified to other income.

Discontinued Operations

On August 19, 2011, we established Nakoda, a California corporation and wholly-owned subsidiary of ours, which began operations in September 2011. Nakoda is an energy savings and management corporation that provides a broad range of energy solutions and savings projects with the goal of implementing energy conservation, load management, and reducing building energy consumption in target markets. In January, 2012, we divested ourselves of Nakoda due to the high costs associated with growing operations and difficult financing environment resulting in a loss of $242,210 recorded as discontinued operations.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming we will continue as a going concern. We have an accumulated deficit of $12,781,357 through August 31, 2012. Due to the “start-up” nature of our business, we expect to incur losses as we continue development of our photovoltaic and energy harvesting technologies and expand. These conditions raise substantial doubt about our ability to continue as a going concern. Management recognizes that in order for us to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investment in order to expand the range and scope of its business operations. We will seek access to private or public equity but there is no assurance that such additional funds will be available for us to finance our operations on acceptable terms, if at all. If we are unable to raise additional capital or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our principal source of liquidity is cash in the bank. At August 31, 2012, we had a cash and cash equivalent balance of $1,046,918. We have financed our operations primarily pursuant to a securities purchase agreement in which we received net proceeds of $3,395,955 in February 2008, from the exercise of warrants and stock options and $1,000,000 of proceeds from a bridge loan on April 17, 2012.

Net cash used in operating activities was $2,248,809 for the year ended August 31, 2012, compared to net cash used in operating activities of $2,166,128 for the year ended August 31, 2011. The increase in cash used in operating activities of $82,681 substantially reflects increases in amounts paid for research and development offset by decreases in selling, general and administrative costs.

Net cash used by investing activities was $24,458 and $1,390 for the years ended August 31, 2012 and 2011, respectively. The increase of $23,068 is primarily related to MotionPower™ demonstration equipment and computer hardware.

Net cash provided by financing activities during 2012 of $1,000,000 was from the Bridge Loan dated April 17, 2012 whereas the $3,985,175 provided during the year ended August 31, 2011 was due to the exercise of Class F Callable Warrants resulting in $3,954,375 and $30,800 from the exercise of stock options.

Private Placement

On February 12, 2008, we consummated the sale of an aggregate of 1,225,000 shares of our common stock and Class F Callable Warrants to purchase up to an additional 1,225,000 shares of our common stock for aggregate gross proceeds of $3,675,000 pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008 with certain institutional and other accredited investors.

We engaged an agent to help locate investors in the private placement. The agent was paid a total cash fee of 7% of the aggregate proceeds, or $257,250, and received Class F Callable Warrants to purchase 171,500 shares of our common stock, valued at $642,980 and representing 7% of the total number of shares purchased by the investors. In addition, the agent was reimbursed $6,045 for expenses incurred on our behalf.

Bridge Loan

On April 17, 2012, we entered into a Bridge Loan Agreement (the “Loan Agreement”) with 1420524 Alberta Ltd. (the “Creditor”) pursuant to which we borrowed $1,000,000 at an annual interest rate of 7% (the “Loan”), compounded quarterly; following the occurrence of an event of default, as further specified in the Loan Agreement, the annual interest rate would increase to 15%. The Loan was evidenced by a promissory note with a maturity date of the earlier of: (a) the closing of any equity financing by us in excess of $1,000,000, or (b) April 16, 2013. As a condition to the Creditor’s entry into the Loan Agreement, we issued the Creditor 625,000 Series G Stock Purchase Warrants (the “Series G Warrants”), which are exercisable through April 17, 2016, with an initial exercise price of 84% of the average of the closing price for our common stock as reported on the OTCQB for the five trading days immediately preceding the closing of the Loan, subject to adjustment as provided therein. Additionally, the Series G Warrants contain a cashless exercise provision and require us to file a registration statement with the SEC for the shares issuable upon exercise of the Series G Warrants within 60 days receipt of a written request by the Creditor. The Creditor may elect, in its sole discretion, to convert all or any portion of the outstanding principal amount of the Loan, and any or all accrued and unpaid interest thereon into shares of our common stock at an initial fixed conversion price equal to seventy (70%) percent of the average of the closing price for Borrower’s common stock as reported on the OTCQB for the five trading days immediately preceding the closing of the Loan, subject to adjustment as provided therein.

Accrued Liabilities

Under the Sponsored Research Agreement with UIUC, we agreed to provide a total of $422,818 to the University of Illinois. The agreement expired on August 22, 2008. As of this date, we had advanced a total of $266,709 to the University of Illinois. We were to advance an additional $156,109 to the University of Illinois, which is included in other accrued liabilities at August 31, 2011 and 2010. However, we have not made the advance pending determination as to whether funds previously paid to the University of Illinois under the terms of the agreement have been fully expended. We are of the opinion that to the extent the funds already paid were not expended, they are refundable to us.

Other Contractual Obligations

In addition to our contractual obligations under the research agreements, as of August 31, 2012, we have future minimum lease payments of $1,100 each month under our corporate and other office operating leases. In addition, we have future minimum payments totaling $13,000 pursuant to agreements with third party providers that we utilize for investor and public relations and marketing and business development.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

We review new accounting standards as issued. Although some of these accounting standards issued or effective after the end of our previous fiscal year may be applicable to us, we have not identified any standards that we believe merit further discussion. We believe that none of the new standards will have a significant impact on our consolidated financial statements.

Description of Our Business and Property

Background

We are a Nevada corporation. We were incorporated on May 5, 1998, under the name “Octillion Corp.” We are a development stage company; we have not generated any revenue since inception and we do not expect to generate any revenue for the foreseeable future. We have incurred losses since inception. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. We do not currently have any commercial products and there is no assurance that we will successfully be able to design, develop, manufacture, or sell any commercial products in the future. See “Risk Factors.”

We are a renewable and alternative energy company, actively developing two novel technologies for generating sustainable electricity, one of which harvests solar energy of the sun and artificial light, and the other harvests the available kinetic energy present in moving vehicles. Our proprietary, patent-pending technologies and products, which are the subjects of 56 patent-filings, have been invented, designed, engineered, and prototyped in preparation for advanced field testing, product development, and commercial deployment.

Our first technology, SolarWindow™, generates electricity when glass surfaces are coated with electricity-generating coatings, creating semi-transparent, see-through solar cells. If successfully developed, SolarWindow™ could potentially be used on any of the more than 85 million commercial and residential buildings in the United States alone.

Our second technology, MotionPower™, harvests available “kinetic” or “motion” energy of cars, trucks, buses, and heavy commercial vehicles when they slow down before coming to a stop. MotionPower™ converts this captured energy into electricity. If successfully developed, MotionPower™ could potentially be used to harvest kinetic energy generated by any of the estimated 250 million vehicles registered in America, which drive approximately six billion miles on our nation’s roadways every day.

Our product development programs involve ongoing research and development efforts and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

We have achieved numerous important milestones in the development of both of our technologies. For example, in advancing our SolarWindow™ technology, we have overcome major technical challenges, including the ability to achieve transparency while generating electricity on glass. We have also successfully scaled-up our technology from a single solar cell – only one-quarter the size of a grain of rice – to an array of solar cells which form a one-foot by one-foot early working prototype – our largest-ever SolarWindow™. SolarWindow™ is fabricated by applying our see-through, electricity-generating coatings onto glass surfaces at room temperature, a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome temperature-specific and pressure-sensitive manufacturing methods common to conventional solar manufacturing.

Likewise, following successful development of a first-generation prototype, we conducted early durability and user-experience testing of our MotionPower™-Express system for cars and light trucks, such as sport utility vehicles at Burger King®, Four Seasons Hotel®, the Holiday Inn Express®, and the City of Roanoke (VA). Data collected and analyzed from these tests have produced important advancements to the MotionPower™ technology, including a reduction in size and maintenance costs, while increasing the system’s capacity to produce electrical power.

We have increased our focus on advanced testing, durability, and design refinements in preparation for commercial deployment, which is key to the commercialization of our products. We are also working to partner with established commercial enterprises where our technologies can be field tested and refined. We will seek to leverage and evolve such early relationships into our potential customer pipelines.

In order to accelerate the technical development and subsequent distribution of our products, in addition to the license granted to us by the University of South Florida Research Foundation, Inc., we are seeking technology and product licensing arrangements with research institutions, commercial partners, and organizations with established technical competencies, market reach, and mature distribution networks in the solar-photovoltaic, building-integrated photovoltaics, or alternative and renewable energy industries.

The development of our SolarWindow™ technology has significantly advanced through our sponsored research agreement with the University of South Florida and the CRADA with NREL. We have advanced our MotionPower™ technologies through product development agreements with Veryst Engineering LLC and Sigma Design Company. These firms have experience in energy capture technologies and alternative and renewable energy, respectively. For a description of these agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Key Milestones

SolarWindow™ Milestones

We have been working to invent, design, test, and prototype our SolarWindow™ Technology for application to commercial flat glass in tall towers since November 2006. We have achieved the following important milestones in our development efforts:

•
Filed eleven (11) patent applications through our license agreement with the University of South Florida Research Foundation, Inc. and our own technology innovations. These Patent filings include important trade secrets related to methods, processes, applications, and materials for use in the application of and device architecture of our SolarWindow™ Technology;

•	Secured an exclusive worldwide license from the University of South Florida to several important SolarWindow™ related technologies;
•
Determined the correct combination of compounds to create a single solar cell smaller than one-quarter the size of a grain of rice, which can successfully generate electricity on glass while remaining stable and see-through;

•	Scaled-up from this single solar cell to a one-inch by one-inch “array”. An “array” is an arrangement of multiple solar cells rather than an individual single solar cell;
•
Developed a method for spraying our see-through electricity-generating coatings onto glass surfaces at room temperature and pressure, a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome high temperature-specific and high positive or negative pressure-sensitive manufacturing methods common to conventional solar photovoltaic (“PV”) manufacturing;

•
Invented and fabricated novel contacts that conduct electricity on SolarWindow™, yet remain see-through. Conventional contacts for conducting electricity use materials which generally blocks visibility and inhibits transparency;

•
Engineered new methods for absorbing light energy once it has been generated in order to help improve the flow of electrons (negatively charged particles), a process fundamental to generating electricity necessary for power appliances and fixtures;

•
Discovered new, solution-based compounds that successfully mobilize the electrons necessary for generating electricity on SolarWindow™, and eliminate the use of other materials that could be prone to breakdown. We have been able to produce these compounds without the use of expensive starting materials, and have discovered methods that allow for reproducibility;

•	Created methods for increasing power output by maximizing the number of solar-cells present in our SolarWindow™ array for a defined surface area;
•	Successfully scaled-up SolarWindow™ prototypes from a one-inch square to a twelve-inch square (144 square inches in surface area);
•	Generate electricity on flexible plastic using novel see-through SolarWindow™ coatings;
•	Developed new SolarWindow™ coatings with increased transparency and improved color;
•	Successfully fabricated its latest working window prototype using a faster, rapid scale-up process for applying solution-based coatings;
•	Produced the largest-ever organic photovoltaic device ever fabricated at National Renewable Energy Laboratories in the institute’s history; and
•	Successfully collected and transported electricity using a virtually ‘invisible’ conductive wiring system developed for SolarWindow™.

MotionPower™ Milestones

We have been working to invent, design, test, and prototype our MotionPower™ Technology since July 2008. We have achieved the following important milestones in the development of our MotionPower™ Technology and products:

•	Filed forty-five (45) patent applications related to MotionPower™;
•	Invented methods for harvesting the kinetic energy from vehicles of varying sizes, ranging from small cars to large trucks;
•
Fabricated systems able to adapt to the unique characteristics of different vehicles weight and speed in order to optimize the amount of kinetic energy captured and converted to electricity, including MotionPower™-Express, MotionPower™-Auto and MotionPower™-Heavy;

•	Developed systems able to accommodate passage of small vehicles, bicyclists, and pedestrians over the device;
•
Designed tamper-resistant systems, accompanied by a suite of sensors that allow systems to operate and be tracked for extended periods of time without supervision, essential to conducting meaningful tests at field-installation sites and commercial installation;

•
Reduced the number of moving or mechanical parts and arranged moving mechanical components into a single housing unit for ease of manufacturing, greater operating reliability, and lower maintenance and production costs;

•	Invented a novel storage system that helps better utilize the power of each vehicle axle to improve the capture and conversion of kinetic energy to electricity;
•	Addressed system durability, resistance to damage from vehicles, road debris and weather;
•
Engineered MotionPowerTM mechanical components and height actuation to maintain driver control and minimize disruption; and control rolling resistance and forces to reduce, if not eliminate, potential jerking motion;

•	Configured systems for flexibility of installation for both above-grade and in-road (embedded) applications;
•	Developed MotionPowerTM to be “scalable” to accommodate site-specific roadway entry and egress, and electrical power demands; and
•	Successfully demonstrated to the public New Energy’s brand new roadway technology at the Roanoke Civic Center in Virginia, a high-traffic volume entertainment, convention, and cultural complex.

Products Derived from our Technologies

SolarWindowTM

We are developing our SolarWindow™ technology and products as the world’s first-of-their-kind systems able to generate electricity through see-through glass windows.

On September 16, 2010, we publicly unveiled a working four-inch by four-inch prototype of our proprietary SolarWindow™ technology at the University of South Florida. Scientists at the event powered lights on a scale-model house by exposing our see-through SolarWindow™ to artificial light from fluorescent lamps, mimicking lighting typically installed inside offices. In artificial light, SolarWindow™ technology outperforms today’s commercial solar and thin-films by as much as 10-fold under low-intensity irradiance.

Researchers also repeatedly opened and closed window shades, successfully powering LED lights each time SolarWindow™ was exposed to natural light. This demonstration mimicked outdoor exposure such as sunlight on the exterior façade of commercial buildings – our initial target market and a promising early application of the technology.

Scientists at the debut event not only demonstrated the ability to generate “voltage” to power lighting, but also revealed SolarWindowTM’s capacity to produce “current” necessary for powering mechanical devices and appliances. Researchers successfully powered the mechanical rotor blades of a small helicopter using only a single, small-scale SolarWindow™ prototype exposed to a solar simulator.

In February 2012, we successfully developed the largest-ever organic photovoltaic device fabricated at the US Department of Energy’s NREL, measuring 170cm2, approximately 14-times larger than previous devices produced at NREL. In March 2012, Company and NREL researchers successfully collected and transported electricity using a virtually ‘invisible’ conductive wiring system developed for SolarWindow™. The ability to transport electricity on glass windows while remaining see-through is especially important to the eventual deployment of an aesthetically pleasing commercial product.

SolarWindow™ generates electricity by harnessing the energy of the sun in order to create a “photovoltaic” effect. Photovoltaics is a method of generating electrical power by converting solar radiation into electricity using materials which conduct electricity. Typically, conventional photovoltaic power is generated by making use of solar modules composed of a number of cells containing photovoltaic and electricity-conducting materials. These materials are usually very opaque (i.e., not see-through). Our researchers have replaced these materials with compounds that allow our SolarWindow™ products to remain see-through, while generating electricity.

We currently have six products that we seek to develop using our SolarWindow™ technology:

•	SolarWindow™ – Commercial – A flat glass product for installation in new commercial towers under construction and replacement windows;
•	SolarWindowTM – Structural Glass – Structural glass walls and curtains for tall structures;
•	SolarWindowTM – Architectural Glass – Textured and decorative interior glass walls, room dividers, etc.
•	SolarWindow™ – Residential – A window glass for installation in new residential homes under construction and replacement windows;
•
SolarWindow™ – Flex – Flexible films which may be applied directly onto glass, similar to aftermarket window tint films, for retrofit to existing commercial towers, buildings, and residential homes; and

•	SolarWindow™ – BIPV – Components associated with BIPV applications in homes, buildings, and office towers.

Our focus is first on the development and deployment of SolarWindow™-Commercial, Structural, and Architectural products. Our product development efforts have already produced early working prototypes for these applications. Commercialization of the SolarWindowTM Technology will require significant further research, development and testing, and we must ascertain whether the SolarWindowTM Technology can actually form the basis for a commercially viable technology or product.

MotionPower™

Our MotionPower™ products in development are systems that generate clean electricity by capturing and making use of the kinetic energy of moving vehicles.

All vehicles in motion possess kinetic energy. Kinetic energy refers to the energy of motion, and is best described as the extra energy an object possesses due to its motion, such as the energy observed when a ball is thrown or kicked or when a cyclist no longer needs to pedal a bike in order to continue forward motion.

The amount of kinetic energy a vehicle possesses is based upon the vehicle’s speed and weight. The faster the vehicle is moving and the heavier it is, the more kinetic energy it possesses. When a moving vehicle slows down, it wastes some of its kinetic energy in the process of braking. It is this available kinetic energy which our MotionPower™ products seek to capture and convert into electricity.

For our MotionPower™ products to effectively harvest a vehicle’s kinetic energy, they must be installed at sites where vehicles are in the process of slowing down before stopping. Our MotionPower™ Technology functions as an energy harvester, and may be considered an “external regenerative brake” which helps a vehicle slow down. Because our MotionPower™ products are designed to be installed in locations where cars and light trucks are required to reduce their speed, our systems only make use of vehicle energy that is required to slow down and do not “rob” vehicles of energy they would otherwise use.

We have already conducted early durability and user-experience testing of our MotionPower™-Express system for cars and light trucks, such as sport utility vehicles, at Burger King®, Four Seasons Hotel®, the Holiday Inn Express®, and the City of Roanoke (VA).

We would seek to install our MotionPower™ products at high traffic locations, wherever vehicles are required to slow down or stop, including exit ramps, toll booths, traffic intersections, rest areas, travel plazas, border crossings, neighborhoods with traffic calming zones, parking sites, drive-thru’s and other roadway points. We would expect to target such locations as possible installation sites for all three of our MotionPower™ products.

We are currently developing three MotionPower™ products:

•
MotionPower™-Heavy ― A fluid-driven, system with limited moving mechanical components for installation at sites where big rigs, such as tractor trailers, buses, and large commercial vehicles are traveling at below 15mph and are in the process of slowing down;

•
MotionPower™-Auto ― A fluid-driven, system similar to MotionPowerTM-Heavy for installation at sites where cars and light-duty trucks, such as sport utility vehicles and automobiles, are traveling at below 15mph and are in the process of slowing down; and

•
MotionPower™-Express ― A mechanical system for installation at sites where all cars, light-duty trucks, motor homes, buses, big rigs, and large commercial vehicles are traveling faster than 15mph and are in the process of slowing down.

Our focus is the development and deployment of all three MotionPower™ products. Our product development efforts have already produced early working prototypes for all three applications. With the prospect of 25-times greater kinetic energy present in big rigs than in cars, we are positioning MotionPower™ – Heavy as our first energy harvester for commercial launch. Commercialization of the MotionPowerTM Technology will require significant further research, development and testing, and we must ascertain whether the MotionPowerTM Technology can actually form the basis for a commercially viable technology or product.

Our Industry and Market Opportunity

Overview

We believe our products uniquely address a growing market opportunity for technologies able to generate sustainable electricity. Rising energy costs, increasing electricity consumption, and the need for a cleaner alternative to today’s non-renewable energy sources, all contribute to the growing demand for clean, renewable alternative energy sources.

Global energy consumption is expected to increase 53% from 2008 to 2035, according to the Energy Information Administration, and domestic electricity prices have been rising as a consequence of the cost of conventional fuels for electricity generation and looser pricing caps in some states.

America is the world’s largest consumer of electricity, according to the U.S. Energy Information Administration, with nearly 70% of the nation’s electricity generated by coal and natural gas. The environmental impact and rising costs of these non-renewable fuels, along with the potential doubling of global electricity consumption in the coming years, illustrate the need for more creative, sustainable methods for generating electrical power.

The Market Opportunity for our SolarWindow™ Technology and Products

There are no commercially marketed see-through glass windows capable of generating electricity available for sale in the United States. We believe our SolarWindow™ technology and products could be uniquely positioned as first-to-market, if commercially launched. The year 2010 saw the completion of more skyscrapers than any previous year in history, according to a January 2011 report from the Council on Tall Buildings and Urban Habitat at the Illinois Institute of Technology, Chicago. Our early target market for SolarWindow™ products is tall towers and commercial skyscrapers, including increasingly popular “green buildings.”

The U.S. market for new, non-residential “green buildings,” such as offices and factories, is forecast to more than double to as much as $135 billion in five years, according to a 2010 industry report by McGraw-Hill Construction . The same report states that, a third of all new nonresidential construction today is green. The amount of green building area has been growing at about 50% compounded annually, since 2000. Green building growth is approximately 25 times greater than commercial real estate overall in this country, which averages almost 2% annually, according to the United Nations Environment Programme Finance Initiative.

Unprecedented levels of government initiatives, heightened residential demand for green construction, and improvements in sustainable materials are driving green building. Because buildings account for almost 50% of the energy consumed in developed countries, governments are putting increased focus on legislation and policies to improve their energy efficiency, according to the United States Environmental Protection Agency. In North America, initiatives such as the environmental building rating system (LEED) run by the U.S. Green Building Council are helping to transform the market for added-value glazing, and this trend is expected to continue. We anticipate similar opportunities in Europe, through the development of a European Union-wide energy labeling system for windows.

Our SolarWindow™ products are under development for application to glass surfaces in such buildings, often referred to as “architectural flat glass.” In the United States, the country’s ten largest cities have more than 444 million square feet of architectural glass, as estimated in a 2010 industry report on flat glass by Pilkington, a major global glass manufacturer. This market is growing in volume, with global growth of around 4-5% annually, with Europe, China and North America accounting for over 70% of global demand, according to the same report.

The Market Opportunity for our MotionPower™ Technology and Products

With no commercially marketed vehicle energy harvesting devices available for sale in the United States and no formally recognized vehicle energy harvesting industry, we believe our MotionPower™ Technology and products, consisting of MotionPower™-Express, MotionPower™-Auto and MotionPower™-Heavy, could be uniquely positioned as first-to-market if commercially launched.

The U.S. boasts the world’s largest roadway transportation system. In 2006, Americans traveled 5.2 trillion person-miles in vehicles and moved 4.6 trillion ton-miles of freight, according to the Bureau of Transportation Statistics. The U.S. population and economy are expected to grow, increasing both freight and personal travel. For example, the Energy Information Administration’s 2010 Annual Energy Outlook projects population to grow by 85 million persons by 2035 compared to 2008.

There is also a worldwide rise in roadway vehicles. Globally, the world auto fleet has increased from about 50 million vehicles to 1.015 billion vehicles between 1950 and 2010 according to research from Wards Auto and the Pew Center on Global Climate Change.

With the prospect of 25-times greater kinetic energy present in big rigs than in cars, we are positioning MotionPower™-Heavy as our first energy harvester for commercial launch. 2011 and 2009 reports from the U.S. Department of Transportation indicate that freight trucks are the backbone of U.S. freight transportation, carrying 65% of the dollar value and 68% of the weight of U.S. freight, and representing 40% of the total ton-miles carried. Trucking has been growing rapidly at the expense of rail and shipping. Between 1993 and 2007, truck ton-miles grew by 54%, while rail grew by 43% and shipping lost 42%. After successive decreases in 2008 and 2009, estimates from the Freight Analysis Framework (FAF) show that total tonnage grew in 2010, increasing 13.6 percent over 2009 and reaching 97 percent of 2007 tonnage. Between 2010 and 2040, tonnage is forecast to increase at 1.4 percent per year.

Freight truck vehicle miles traveled are projected to grow faster than any other mode of truck. The Energy Information Administration projects that truck travel will grow from 241 billion vehicle miles in 2007 to 363 billion miles in 2035, a growth rate of 1.7% per year. In addition, buses are the largest fleet of vehicles in the U.S., with 66,506 vehicles available for peak service, as estimated by the Bureau of Transportation Statistics). Passenger miles by bus increased from 18,818 in 1995 to 20,570 (in millions) in 2010, according to the Bureau of Transportation Statistics.

Car and light truck travel also continues to increase. Passenger cars and light-duty trucks account for about 60% of the energy used for U.S. transportation and their energy use has grown by 1.4% per year over the past several decades, states a March 2011 data book by the U.S. Department of Energy. Mexico and Canada borders possess desirable characteristics for our MotionPower™ products.

All three of our MotionPower™ products could have applications at our nation’s border crossings and ports of entry. In 2009, according to the Bureau of Transportation Statistics, American border crossings reported nearly 195 million personal vehicle passengers traveling in more than 97 million cars. Over 9.3 million trucks entered the United States through our border crossings, with the top 20 sites accounting for approximately 87% of such traffic. An estimated 4.9 million bus passengers in more than 344,000 buses crossed our borders.

We also intend to target parking garages for use of our MotionPower™ products. According to estimates from the International Parking Institute, there were approximately 70.5 million off-street parking spaces in the U.S. in 2000 and approximately 6.9 million parking spaces in parking garages in 2001. Parking garages present an opportunity to deploy MotionPower™ for building and security, controls, and operations sensing.

Additionally, high-traffic venues such as theme parks, shopping malls, drive-thrus and sports venues represent potential sites for our MotionPower™ products. These sites remain strong prospects, with theme parks growing to 341 million attendees and $12 billion in revenue in 2007, according to the International Association of Amusement Parks and Attractions. Nearly 90 million attendees visited America’s top ten theme parks in 2009, estimates a report by the Themed Entertainment Association. Among sports venues, the National Football League alone accounts for roughly 2.47 million vehicles per year and approximately 330,000 parking spaces.

Our Competitive Strengths

We believe that the following strengths enable us to compete successfully in the alternative energy industry:

•
Our products are first-of-their-kind solutions for generating sustainable electricity. There are no commercially-available products for sale in competition to our technologies and products, and therefore, our SolarWindow™ and MotionPower™ products may be positioned as ‘first-to-market’.

•
Our products have unique characteristics, not readily-achievable by other technologies. Our SolarWindow™ products generate electricity while remaining see-through, and are able to produce electricity from both natural and artificial light. These traits are unique to our products and technologies, and have not been replicated by any commercially-available technology. Our MotionPower™ systems can be engineered as either discreet or disruptive products, depending upon customer specifications. These systems are also designed to function independent of daily management, and do not require the presence of wind, sunlight, or other natural environmental influences in order to function.

•
Our SolarWindow™ products are designed for application on the vast glass facades of commercial skyscrapers and are not confined to installation on limited rooftop space. The installation of typical roof-rack photovoltaic modules is often constrained by limited roof-top areas on commercial skyscrapers. In contrast, our SolarWindowTM products may be applied to the entire vertical glass façades of skyscrapers.

•
The electricity generated by our technologies is compatible for use with existing energy infrastructure. Our SolarWindow™ and MotionPower™ products are under development for seamless applications in order to avoid burdening potential customers with special utility management systems.

Our Business Strategy

Our goal is to complete the product development phase for our MotionPower™ and SolarWindow™ technologies and then work towards commercial launch of these products. Key elements of our business strategy include:

•
Partner with research institutions, product development firms, and others with proven technology expertise. We are currently working with scientists at the University of South Florida and the US Department of Energy’s National Renewable Energy Laboratory for the ongoing development of our SolarWindow™ products. Our MotionPower™ products are being developed with the support of engineering teams at two highly-respected firms in the energy harvesting and renewable energy industries, Veryst Engineering LLC and Sigma Design Corporation. In addition to these partnerships, we will seek to engage additional firms and institutions with important technical and product development competencies.

•
Identify partnerships for technology out-licensing and in-licensing opportunities. We are actively engaged in identifying potential industry or commercial partnerships for the out-licensing of our technologies, or, if warranted, the in-licensing of certain enabling technologies that could help accelerate our product development programs by reducing our need for internal research and development.

•
Foster commercial partnerships with industry partners. Work to develop commercial partnerships with third-parties, which we believe could help us accelerate the development of our sales and distribution pipeline for any products we are able to develop.

•
Develop pricing models that capitalize on available energy subsidies in order to make our products affordable and attractive to end-users. In developing pricing strategies for any products we are able to develop, we would seek to provide our potential customers with access to various subsidies, government incentives, tax credits, and other related financial mechanisms.

•
Develop cost-effective and efficient supply-chain management and manufacturing processes. Both our SolarWindow™ and MotionPower™ technologies and products would require manufacturing systems and supply-chain management expertise. We have begun to strategize, and would work to address these needs in a cost-effective and efficient manner.

•
Identify and potentially acquire strategic and/or complementary technologies. We are actively engaged in identifying technologies which may be strategic and/or complementary to our SolarWindow™ and/or MotionPower™ technologies for potential acquisition.

Competition for SolarWindow™ Technology and Products

Competition in the solar-photovoltaic’s industry is growing. Although we are not aware of other products utilizing technology substantially similar to our SolarWindow™ Technology, numerous solar cell technologies have been developed, or are being developed, by a number of companies.

Such technologies include, but are not necessarily limited to, the use of organic materials, advanced crystalline silicon thin film concepts, amorphous silicon, cadmium telluride, copper-indium-gallium-selenide, titanium dioxide, and copper indium diselenide, and others to generate electricity from the sun’s light. Given the time, investment and advances in manufacturing technologies, any of these competing technologies may achieve lower manufacturing costs, superior performance, or greater market acceptance than our SolarWindow™ Technology product, currently under development.

We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting research, experience in obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities name recognition and production capabilities. We will face competition from companies marketing existing products or developing new products which may render our technologies absolute. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports filed by these companies:

•
BELECTRIC Solarkraftwerke GmbH (through the acquisition of Konarka Technologies, Inc. and its assets) - is focused on the development and advancement of nano-enabled polymer photovoltaic materials that are lightweight, flexible and more versatile than traditional solar materials. Following Belectric’s takeover of Konarka Technologies, the company plans to set up organic photovoltaic (OPV) production facilities in Germany in the coming months (Ref: October 24, 2012). Belectric has subsidiaries in seventeen (17) countries.

•
XsunX, Inc. - develops and markets proprietary Thin Film Photovoltaic (“TFPV”) solar cell designs and core solar cell manufacturing systems, enabling licensees to manufacture TFPV solar devices on various substrates.

•
Sharp Corporation - has developed mass-production technology for stacked triple-junction thin-film solar cells by turning a conventional two-active-layer structure (amorphous silicon plus microcrystalline silicon) into a triple-junction structure with amorphous silicon (two active layers) and microcrystalline silicon (single active layer).

These companies may have numerous competitive advantages, including:

•	significantly greater name recognition;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
•	greater financial and human resources for product development, sales and marketing, and patent litigation.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, price, marketing and distribution.

There can be no assurance that competitors will not succeed in developing products that are more effective than our SolarWindow™ technology, therefore rendering our products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

Competition with respect to our technologies is and will be based, among other things, on safety, reliability, availability, price, marketing, distribution and patent position. Another important factor will be the timing of market introduction of any SolarWindowTM products we develop. Accordingly, the speed with which we can develop our SolarWindow™ products, complete safety approvals processes and ultimately supply commercial quantities of any products we develop to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

Competition for MotionPower™ Technology and Products

Currently, there are no commercially marketed vehicle energy harvesting devices available for sale in the U.S. and there is no formally recognized vehicle energy harvesting industry. Therefore, to the best of our knowledge, our MotionPower™ Technology does not currently face any substantive, direct competition from any commercially available vehicle energy harvester.

Other than our efforts, to our knowledge there are only two, small, privately-held companies developing vehicle energy harvesters. Unlike our MotionPower™ Technology for cars, light trucks, and heavy long-haul vehicles, these other technologies appear primarily directed to heavy trucks only.

•
AEST Incorporated – is purportedly developing its “Dragon Power Station” technology for installation where heavy trucks drive over a series of plates embedded in the roadway. The motion of the plates creates a pumping action of hydraulic fluids which subsequently turn a generator, ultimately producing electricity. To date, there is only one publicly-disclosed Dragon Power Station installation of which we are aware.

•
KinergyPowerUSA – is purportedly developing its “Energy Carpet” technology for installation where heavy trucks drive over a series of slats. A number of underlying, interconnected micro- sized pistons pump hydraulic fluids to turn a generator, ultimately producing electricity. To- date, there are no publicly-disclosed Energy Carpet installations of which we are aware.

•	Highway Energy Systems Ltd. – a UK based company is purportedly developing an energy-harvesting device.

The foregoing information regarding each of AEST Incorporated and KinergyPower USA was obtained from their respective web sites. The foregoing information regarding Highway Energy Systems Ltd. was obtained from an article published in The Wall Street Journal dated February 28, 2011.

These companies’ systems rely on vehicle weight to depress elaborate piston configurations situated beneath slats or plates which hydraulically pump fluids to electrical generators. We believe these methods are substantially different from our MotionPower™ Technology which makes use of otherwise wasted kinetic energy when cars and trucks slow down. Unlike these other systems, our MotionPower Technology does not require many moving mechanical parts, which we believe make it less vulnerable to mechanical failure.

We also anticipate that competition could grow if first-generation energy harvesting technologies designed to capture human kinetic energy and other such small-scale devices begin to gain commercial acceptance. Such devices could potentially be re-engineered to capture the kinetic energy of moving vehicles.

There can be no assurance new competitors will not succeed in developing products that are more effective than our MotionPower™ Technology, therefore rendering our products, if any, obsolete and non-competitive. In addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development, as described under “—Competition for Our Solar Window™ Technology and Products.” We intend to continue to develop and market our brand name pending commercialization of our MotionPower™ Technology products, if ever successfully developed. We believe our strategy ultimately will assist the marketing, distribution and public acceptance of any MotionPower™ Technology products we develop.

Competition with respect to our technologies is and will be based, among other things, on safety, reliability, availability, price, marketing, distribution and patent position. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technology development and commercial sales.

Proprietary Assets

SolarWindowTM

The SolarWindow™ Technology is subject to eleven (11) patent applications filed by the University of South Florida Research Foundation, Inc. We have obtained an exclusive license from the University of South Florida Research Foundation, Inc. to market the SolarWindow™ Technology.

MotionPowerTM

Through Kinetic Energy Corporation we have filed forty-five (45) Non-Provisional and International Patent Applications in the U.S. Patent and Trademark Office related to our MotionPower™ technology. Each of these applications has been filed in the name of the individual inventors. Each of the inventors has assigned and transferred to Kinetic Energy Corporation the full and exclusive right to these inventions in the U.S., its territories, dependencies and possessions and the entire right, title and interest in and to any and all Letters Patent(s) that may be granted therefore in the U.S., its territories, dependencies and possessions, and in any and all foreign countries, and to any and all divisions, reissues, continuations, conversions and extensions thereof for the full term or terms for which the same may be granted.

Government Regulation

SolarWindow™

Our SolarWindow™ Technology may be subject to certain government regulations. Our ability to remain viable will depend on favorable government decisions at various stages of the technology’s development by various agencies. From time to time, legislation is introduced that could significantly change the statutory provisions governing our research and development processes, as well as approval of the manufacture and marketing of any products derived from such research and development activities.

The production and marketing of SolarWindow™ Technology derived products would be subject to existing safety regulations and may be subject to yet unknown regulations.

Current safety requirements for electrical products can include, but may not be limited to, Occupational Safety and Health Administration regulations, National Electrical Code as approved as an American National Standard by the American National Standards Institute or ANSI/NFPA-70, certification by Underwriters Laboratories and the Society of Automotive Engineers, and compliance with local building codes. These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of our SolarWindow™ Technology evolves.

MotionPower™

Our MotionPower™ Technology may be subject to certain government regulations. Our ability to remain viable will depend on favorable government decisions at various stages of the technology’s development by various agencies. From time to time, legislation is introduced that could significantly change the statutory provisions governing our research and development processes, as well as approval, manufacture and marketing of any products derived from such research and development activities.

The production, marketing, and installation of our MotionPower™ Technology products may be construed by regulatory agencies as a new technology for roadway implementation, which could be subject to existing safety regulations and may be subject to yet unknown regulations.

Current safety requirements for electrical products can include, but may not be limited to, Occupational Safety and Health Administration regulations, National Electrical Code as approved as an American National Standard by the American National Standards Institute or ANSI/NFPA-70, certification by Underwriters Laboratories and the Society of Automotive Engineers, and compliance with local roadway safety legislation. These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of our MotionPower™ technology evolves.

Please see “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of risks and uncertainties related to our Company.

Employees

As of December 1, 2012, we have four full time employees, our President and Chief Executive Officer and Chief Financial Officer, Mr. John A. Conklin; Dr. Scott Hammond, Principal Scientist; J. Patrick Thompson, Vice President of Business and Technology Development; and Briana Erickson, Manager of Business Operations & Communications.

Our Office Facilities

Our corporate office is located at 9192 Red Branch Road, Suite 110, Columbia, Maryland 21045. On December 1, 2010, we renewed our sublease agreement on a month-to-month basis with MVP Law Group, P.A., of which our former Chief Executive Officer and President is a founder and former managing attorney. Rent for this office space is $1,100 per month.

We also maintain an office at 8875 Hidden River Parkway, Suite 300, Tampa, Florida 33637. We have a one year lease, which began on February 16, 2009 and automatically renews on the anniversary date for another year unless terminated by us. We may terminate this lease agreement by giving written notice to the landlord not less than sixty (60) days prior to the expiration of the term of the lease. The rent for the office in Tampa, Florida is $225 per month plus tax and variable charges.

We believe that our office facilities are sufficient and adequate for our purposes given our present staff and research objectives.

Legal Proceedings

We are not party to nor are we aware of any material pending lawsuit, litigation or proceeding.

Directors, Executive Officers and Control Persons

Directors and Executive Officers

The following table and text sets forth the names and ages of all directors and executive officers of the Company as of December 1, 2012. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until death, retirement, resignation or removal. There are no family relationships between or among the directors, executive officers or persons nominated or charged by the Company to become directors or executive officers. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve by the Board of Directors. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Current Position With Us	Director or Officer Since
John A. Conklin	52	President and Chief Executive Officer, Chief Financial Officer and Director	August 9, 2010(1)
Alastair Livesey	54	Director	September 19, 2007
Joseph Sierchio	63	Director	July 24, 2008
Jatinder S. Bhogal	45	Director	September 9, 2008
Peter Fusaro	61	Director	March 21, 2011

(1) Mr. Conklin was appointed our President, Chief Executive Officer following the resignation of Meetesh V. Patel from such positions on August 9, 2010. Mr. Conklin was appointed to the Board on March 21, 2011, and as our Chief Financial Officer on September 1, 2011, following the resignation of Mr. Elliot Maza.

Former Directors and Executive Officers

Meetesh V. Patel, our President, Chief Executive Officer since October 15, 2008, Chief Financial Officer since January 9, 2009 and director since September 19, 2008, resigned on August 9, 2010, from all such positions. James B. Wilkinson, our Chief Operating Officer since February 1, 2010, resigned from such position on February 15, 2010. Scott Taper, our Vice President of Business Development since February 2, 2011 resigned from such position on February 28, 2011. Elliot Maza our Chief Financial Officer since February 1, 2011 resigned from such position on August 31, 2011. Andrew T. Farago our Chief Operating Officer since December 17, 2010, resigned from such position on August 12, 2011. Mr. Todd Pitcher was appointed as our director on March 121, 2011, and as President of Nakoda Energy, Inc., our former subsidiary on August 19, 2011; Mr. Pitcher resigned from all his positions on January 3, 2012. Mr. Javier Jimenez resigned as a director on September 30, 2012.

Biographical Information

John A. Conklin. Mr. Conklin is founder of Tellurium Associates, LLC, an industrial and environmental process design and operations consulting company, and founder of National Solar Systems, LLC, a New York based renewable energy firm. Mr. Conklin has studied chemical engineering, chemical technology, and numerous industrial, safety and renewable energy programs. With 26 years of industrial process and renewable and alternative energy experience, Mr. Conklin has consulted regarding and overseen the technical and business requirements of over 50 technology, manufacturing and industrial companies, ranging from start-ups to Fortune 500 companies, including industry leaders such as Lockheed Martin and TDI Power, a global manufacturer of power systems. Mr. Conklin serves as our President and Chief Executive Officer and brings a combination of technical, business and hands-on alternative and renewable energy experience.

Jatinder S. Bhogal. Since December 1993, Mr. Bhogal has worked as a business consultant to emerging growth companies. For more than 15 years, Mr. Bhogal has provided early business development guidance and consulting on a contract basis to companies developing healthcare services, medical devices, pharmaceuticals and vaccines, solar-photovoltaics, biofuels, and information technology solutions. Mr. Bhogal is also a director of Selga, Inc., NDB Energy, Inc., and was a director of Alliqua, Inc. (formerly, HepaLife Technologies, Inc.), a biomedical products company, each of which is a public company. Mr. Bhogal was invited to join the Board due to, and we continue to benefit from, his experience with public companies in matters related to finance and business development.

Peter C. Fusaro. Mr. Fusaro is a best-selling author, keynote speaker and thought leader on emerging energy and environmental financial markets. He is Chairman of Global Change Associates an energy and environmental consultancy in New York since 1991 and is the best-selling author of What Went Wrong at Enron as well as 15 other books on energy and the environmental financial markets. Peter’s latest book will be published in 2010 by Oxford University Press on Energy and Environmental Project Finance Law and Taxation: New Investment Techniques. Mr. Fusaro is has been on the forefront of energy and environmental change for over 36 years focusing emissions, energy efficiency, cleantech, carbon trading and renewable energy markets. Mr. Fusaro has worked over 20 years on climate change issues and is currently advising on carbon trading and finance as well as clean energy technology and renewable energy to companies worldwide. Mr. Fusaro was selected for Who’s Who in America for 2007-2012 and Who’s Who in the World for 2009-2011. He coined the term “Green Trading” and holds the annual Wall Street Green Trading Summit X each spring (www.wsgts.com). Peter is advisor to 8 cleantech software and hardware companies in the US and UK. In 2009, Mr. Fusaro launched the Global Change Foundation focused on environmental education and projects (www.global-changefoundation.com) and held its first Green Jobs Summit in March 2010. The foundation also runs the Green Salon where artists perform and environmental experts speak. Mr. Fusaro graduated with an MA in international relations from Tufts University and a BA from Carnegie-Mellon University. He is on the Advisory Board of the ERB Institute for Global Sustainable Enterprise, Ross School of Business, University of Michigan as well as on the Board of Trustees of the UN’s Energy & Water Institute of New York.

Alastair Livesey. Dr. Livesey earned his B.A. in Science from the University of Cambridge in 1979, followed by an M.A. and Ph.D. in materials science from the Cavendish Physics Laboratory at the University of Cambridge in 1982 and 1984, respectively. From May 2001 to July 2007, Dr. Livesey was employed by Energy Conversion Devices, Inc. During his tenure at Energy Conversion Devices, Dr. Livesey held several positions, including Director of Integrated Hydrogen Energy Systems, Head of New Business Development and Strategic Planning, and Director, Cognitive Computer Business Development and Architecture Design. In these roles, he led projects involving product development and commercialization, strategic and business planning, new business development, joint venture partnerships, financing, human resources, information technology, and public relations across a diverse range of technologies including hydrogen storage, thin-film solar cells, advanced batteries, and fuel cells. From August 2007 to the present, Dr. Livesey has worked as an independent consultant in the alternative and renewable energy field. In April 2010, Dr. Livesey was appointed as the Managing Director of Diverse Energy Ltd, a UK firm developing and assembling fuel cell power plants to replace diesel generators. Dr. Livesey was invited to join the Board due to, and we continue to benefit from, his experience with scientific research, and product and business development.

Joseph Sierchio. Mr. Sierchio earned his J.D. at Cornell University Law School in 1974, and a B.A., with Highest Distinction in Economics from Rutgers College at Rutgers University in 1971. Mr. Sierchio has been engaged in the practice of law as a member of Sierchio & Company, LLP, our counsel, since May of 2007. Mr. Sierchio was engaged in the practice of law as a member of Sierchio Greco & Greco, LLP from January 2003 through May 2007. Prior thereto Mr. Sierchio was a partner at Eiseman Levine Learhaupt and Kakoyannis, PC. Since 1975, Mr. Sierchio has continuously practiced corporate and securities law in New York City, representing domestic and foreign corporations, investors, brokerage firms, entrepreneurs, and public and private companies in the U.S., Canada, United Kingdom, Germany, Italy, Switzerland, Australia, and Hong Kong. Mr. Sierchio is admitted in all New York state courts and federal courts in the Eastern, Northern, and Southern Districts of the State of New York as well as the federal Court of Appeals for the Second Circuit. Mr. Sierchio is a director of Alliqua, Inc. (formerly, HepaLife Technologies, Inc.) which develops, manufactures and markets high water content, electron beam cross-linked, aqueous polymer hydrogels used for wound care, medical diagnostics, transdermal drug delivery and cosmetics and Janus Resources, Inc. (formerly, Entheos Technologies, Inc.), which is engaged in the acquisition, exploration and development, of oil and gas properties as well as precious metals. Mr. Sierchio was invited to join the Board due to his experience representing corporations (public and private) and individuals in numerous and various organizational, compliance, administrative, governance, finance (equity and debt private and public offerings), regulatory and legal matters.

All of our directors are elected annually to serve for one year or until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among or between any of our officers and directors.

Director Independence

We are not listed on a U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, at this time, after considering all of the relevant facts and circumstances, our Board has determined that at this time Messrs. Bhogal, Fusaro, and Livesey qualify as an “independent director” under the standards of independence of the FINRA listing standards.

Board Committees

Currently, we do not have an audit committee, nominating committee or compensation committee. However, if we ever apply to list on a national exchange we intend to form such committees, which will be comprised of independent directors in compliance with applicable exchange, SEC and other rules.

Director Compensation

We do not pay director compensation to directors who are also our employees. Our Board determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board is guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of New Energy Technology, Inc.’s size and scope;
•	Compensation should align the directors’ interests with the long-term interests of stockholders; and
•	Compensation should assist with attracting and retaining qualified directors.

Non-employee directors receive $3,750 per quarter for their services as directors. We also reimburse directors for any actual expenses incurred to attend meetings of the Board. Directors are entitled to participate in, and have been issued options under, our 2006 Stock Plan.

The following table provides information regarding all compensation paid to our non-employee directors during the fiscal year ended August 31, 2012 and 2011:

	Director Compensation
	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($) (1)	Total ($)
Year Ended August 31, 2012
Alastair Livesey	$17,100	$-	$17,100
Jatinder Bhogal	17,100	-	17,100
Joseph Sierchio	17,100	-	17,100
Javier Jimenez	15,300	-	15,300
Peter Fusaro	17,100	-	17,100
Todd Pitcher	7,500	-	7,500
Total 2012 director compensation	$91,200	$-	$91,200

Year Ended August 31, 2011
Alastair Livesey (2)	$13,750	$89,228	$102,978
Jatinder Bhogal (2)	13,750	89,228	102,978
Joseph Sierchio (2)	13,750	89,228	102,978
Javier Jimenez (3)	13,125	97,250	110,375
Peter Fusaro (4)	6,694	48,850	55,544
Todd Pitcher (5)	6,694	48,850	55,544
Total 2011 director compensation	$67,763	$462,634	$530,397

(1) This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2) On December 23, 2010, the board approved, and we granted, a stock option to each of our non-employee directors to purchase 16,667 shares of our common stock at an exercise price of $5.94 per share, the fair market value of our common stock on the date of grant. Each stock option expires ten years from the date the applicable stock option agreement was executed, on January 17, 2021, and vests as follows: (a) 6,667 shares on January 17, 2011; (b) 5,000 shares on January 17, 2012; and (c) 5,000 shares on January 17, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between us and each director. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be one of our directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

(3) On January 17, 2011, the Board appointed Mr. Javier Jimenez as a director and granted him a stock option to purchase 16,667 shares of the Company’s common stock at an exercise price of $6.51 per share, the fair market value of the Company’s common stock on the date the stock option agreement was executed by Mr. Jimenez, January 19, 2011. The stock option vested as follows: (a) 6,667 shares on January 19, 2011; (b) 5,000 shares on January 19, 2012; and (c) 5,000 shares on January 19, 2013. The grant date fair value of the stock option granted to Mr. Jimenez was $97,250 estimated using the Black-Scholes-Merton formula containing the following assumptions: dividend yield of 0%, volatility of 133.4%, risk-free rate of 2.0%, and a term of 5.75 years. On September 30, 2012, Mr. Javier Jimenez resigned from the Board. As a result of his resignation, Mr. Jimenez forfeited 5,000 unvested stock options and had vested 11,667 stock options. During the year ended August 31, 2011 and 2012, the Company recorded stock compensation of $66,252 and $25,528, respectively for the amortization of the fair value of his stock option of which $9,117 and $14,588 relate to the forfeited options. Since the stock option was forfeited prior to 5,000 options vesting, $23,705 previously recognized for stock compensation was reversed on August 31, 2012, resulting in total stock compensation expense related to Mr. Jimenez’s stock option grant of $68,075. Mr. Jimenez has until September 30, 2014, to exercise his 11,667 vested stock options.

(4) On March 21, 2011, the Board appointed Peter Fusaro as director and granted a stock option to purchase 16,667 shares of common stock at an exercise price of $3.27 per share, the fair market value of our common stock on the date the stock options were granted. The stock options expire ten years from the date of grant and vest as follows: (a) 6,667 shares on March 21, 2011; (b) 5,000 shares on March 21, 2012; and (c) 5,000 shares on March 21, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between us and Mr. Fusaro. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that Mr. Fusaro ceases to be one of our directors. Upon termination of such service, Mr. Fusaro will have a specified period of time to exercise vested stock options, if any.

(5) On March 21, 2011, the Board appointed Todd Pitcher as directors and granted a stock option to purchase 16,667 shares of common stock at an exercise price of $3.27 per share, the fair market value of our common stock on the date the stock options were granted. The stock options vested as follows: (a) 6,667 shares on March 21, 2011; (b) 5,000 shares on March 21, 2012; and (c) 5,000 shares on March 21, 2013. On December 8, 2011, Mr. Pitcher resigned from the Board. Mr. Pitcher had vested 6,667 stock options and forfeited 10,000 unvested stock options. During the year ended August 31, 2011, the Company recorded stock compensation of $27,784 for the amortization of the fair value of his stock option. Since the stock option was forfeited prior to 10,000 options vesting, $8,243 previously recognized for stock compensation was reversed on November 30, 2011, resulting in total stock compensation expense related to Mr. Pitcher’s stock option grant of $19,541. Mr. Pitcher has until December 8, 2013, to exercise his 6,667 vested stock options.

Executive Compensation

Our Board is responsible for establishing the compensation and benefits for our executive officers. The Board reviews the performance and total compensation package for our executive officers, and considers the modification of existing compensation and the adoption of new compensation plans. The board has not retained any compensation consultants.

The goals of our executive compensation program are to attract, motivate and retain individuals with the skills and qualities necessary to support and develop our business within the framework of our small size and available resources. We designed our executive compensation program to achieve the following objectives:

•	attract and retain executives experienced in developing and delivering products such as our own;
•	motivate and reward executives whose experience and skills are critical to our success;
•	reward performance; and
•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value.

The following table and descriptive materials set forth information concerning compensation earned for services rendered to us by: the Chief Executive Officer (the “CEO”); the Chief Financial Officer (the “CFO”); the Chief Operating Officer (the “COO”) and the other most highly-compensated executive officers other than the CEO and CFO who were serving as executive officers during the fiscal year ended August 31, 2012 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years ended August 31, 2012, 2011 and 2010.

Name and Principal Position	Year Ended August 31,	Salary ($)	Bonus ($)	Option Awards ($) (6)	All Other Compensation($)(7)	Total ($)
John A. Conklin (1)	2012	$181,250	$45,000	-	$19,982	$246,232
President, CEO, CFO	2011	$166,661	$25,000	-	$14,996	$206,657
and Director	2010	$55,875	-	$1,128,789	$742	$1,185,406

Todd Pitcher (2)	2012	$67,500	-	-	$3,000	$70,500
Former President of Nakoda	2011	$29,581	-	$48,850	$2,000	$80,431
Energy, Inc.	2010	-	-	-	-	-

Meetesh V. Patel (3)	2012	-	-	-	-	-
Former President, CEO, CFO	2011	-	-	-	-	-
and Former Director	2010	$166,767	-	$154,903	$14,400	$336,070

Elliot Maza (4)	2012	-	-	-	-	-
Former CFO	2011	$52,500	-	-	-	$52,500
	2010	-	-	-	-	-

Andrew Farago (5)	2012	-	-	-	-	-
Former COO	2011	$125,000	-	$479,712	$8,000	$612,712
	2010	-	-	-	-	-

(1) On April 1, 2010, we entered into a consulting agreement with Mr. John A. Conklin whereby Mr. Conklin provided technical advice, guidance, and management oversight to help advance the commercial development of our technologies, including but not necessarily limited to our SolarWindow™ and MotionPower™ technologies. In consideration of Mr. Conklin’s services, we paid Mr. Conklin $11,000 per calendar month for the first three calendar months of the consulting agreement and $12,444 for each calendar month of service thereafter. Included in the salary amount above for the year ended August 31, 2010, is $45,656 for services rendered by Mr. Conklin pursuant to the consulting agreement from April 1, 2010 through August 8, 2010. Effective August 9, 2010, we appointed Mr. Conklin to serve as our President, Chief Executive Officer, and Chief Financial Officer, and entered into an Employment Agreement with him on such date.

Pursuant to Mr. Conklin’s Employment Agreement, he is entitled to an annual salary of $150,000 and a stipend of $1,000 per month to cover medical insurance premiums until such time as we can provide an alternative medical insurance plan. Effective January 1, 2010, Mr. Conklin's annual salary was increased to $175,000 and his medical stipend to $1,334 per month. Mr. Conklin was also awarded a $25,000 bonus during 2011. Effective January 1, 2012, Mr. Conklin's medical stipend was increased to $1,778 per month. Effective April 1, 2012, Mr. Conklin's annual salary was increased to $190,000 and Mr. Conklin was also awarded bonuses totaling $45,000 during 2012.

On August 9, 2010, the Company granted Mr. Conklin a stock option to purchase 666,666 shares of our common stock at an exercise price of $1.65 per share, the fair market value of our common stock on the date of grant. The stock option expires ten years from the date of grant and vests as follows:

a.
as to 166,667 shares or such portion thereof as may be determined by the Board at its sole discretion, when one or more of the following items related the development, production, manufacturing, and sale of any commercially viable product have been successfully executed:

(i) completion of final design and/or engineering;
(ii) the establishment of manufacturing facilities, whether in-house or outsourced; and
(iii) the initial filing of any product safety approval applications, if required, in order to allow for the commercial sale of products by us;

b.	as to 166,667 shares upon commencing commercial sales of any of our products, as reported in our financial statements, whether to retail customers or wholesale customers;

c.
33,333 shares for each calendar year of service in an Executive Position for the next five years (166,667 shares in the aggregate), which shall become exercisable on each anniversary beginning August 9, 2011

d.
as to 166,667 shares when, to the Board’s satisfaction, we enter into a favorable business partnership with a third-party commercial organization in the industry segment related to our product development and sales efforts, under any of the following conditions:

(i)
a product development relationship whereby the third-party partner makes a significant financial investment, as determined at the Board’s discretion, directed towards the development of our products; or

(ii)
a product development relationship whereby the third-party partner invests significant research and development resources, as determined at the Board’s discretion, directed towards the development of our products; or

(iii)
a strategic partnership with the third-party partner where, as determined at the Board’s discretion, such a partnership provides significant business advantages to us which it would otherwise not have, whether related to product development, commercial sales, industry position, or business reputation.

(2) Todd Pitcher served as a director from March 12, 2011, President of Nakoda Energy, Inc., of our former subsidiary from August 19, 2011 and consulted in the capacity of Vice President of Finance for New Energy Technologies, Inc. pursuant to an Advisory Engagement Agreement dated May 19, 2011 until his resignation on January 3, 2012. Pursuant to the Advisory Engagement Agreement (the "Agreement") dated May 19, 2011 and related amendments on July 1, 2011 and September 30, 2011with Aspire Clean Tech Communications, Inc., a private corporation wholly owned by Mr. Pitcher, Mr. Pitcher provided ongoing corporate advisory and support services in exchange for compensation of $10,000 per month and a $1,000 per month stipend to cover medical insurance premiums. On March 21, 2011, the Board granted Mr. Pitcher a stock option to purchase 16,667 shares of the Company’s common stock at an exercise price of $3.27 per share, On December 8, 2011, Mr. Todd Pitcher resigned from the Board. Mr. Pitcher had vested 6,667 stock options and forfeited 10,000 unvested stock options. During 2012, Mr. Pitcher received compensation of $30,000 related to the Agreement, $30,000 severance, $7,500 as a member of the Board and $3,000 of stipend to cover medical insurance premiums.

(3) Meetesh Patel served as our President and Chief Executive Officer from October 15, 2008, Chief Financial Officer from January 9, 2009 and director from September 19, 2008 until his resignation on August 9, 2010.

Pursuant to an employment agreement dated June 24, 2009, and prior to such date as well, Mr. Patel received an annual salary of $150,000 and a stipend of $1,200 per month to cover medical insurance premiums, subject to normal prorations. We also granted Mr. Patel a stock option to purchase 666,667 shares of our common stock at an exercise price of $1.56 per share, the fair market value of our common stock on the date of grant. All 666,666 stock options were unvested and forfeited by Mr. Patel upon his resignation.

We also granted a stock option to Mr. Patel on December 15, 2009 to purchase 83,334 shares of our common stock at an exercise price of $1.32 per share, the fair market value of our common stock on the date of grant. The stock option was fully vested and exercisable upon grant. Pursuant to the stock option agreement, Mr. Patel had 90 days following the date he ceased to serve as one of our officers or directors to exercise these stock options. On November 1, 2010, Mr. Patel exercised 23,334 of the 83,334 stock options. The remaining 60,000 stock options were forfeited effective November 7, 2010.
On April 6, 2010, we entered into an amendment to Mr. Patel’s employment agreement, pursuant to which Mr. Patel agreed to continue to serve until March 31, 2011. Mr. Patel was granted a stock option to purchase 50,000 shares of our common stock at an exercise price of $1.74 per share, the fair market value of our common stock on the date of grant. The option was scheduled to vest as follows: (a) 12,500 shares on June 30, 2010; (b) 12,500 shares on September 30, 2010; (c) 12,500 shares on December 31, 2010; and (d) 12,500 shares on March 31, 2011. As of the date that Mr. Patel tendered his resignation, 12,500 of the 50,000 stock options had vested. Pursuant to the stock option agreement, the vesting of all shares was accelerated when we mutually terminated the amended employment agreement. On November 1, 2010, Mr. Patel exercised all 50,000 of these stock options via a cashless exercise we issued him 26,984 shares of our common stock.

(4) Elliot Maza served as our Chief Financial Officer from February 1, 2011 through August 31, 2011.

On February 1, 2011, contemporaneous with the resignation of Mr. John Conklin as the Company’s Chief Financial Officer, the Company entered into an at-will consultancy agreement (the “Consultancy Agreement”), with Mr. Maza pursuant to which Mr. Maza was appointed the Company’s Chief Financial Officer. Pursuant to the terms of the Consultancy Agreement, Mr. Maza was to be paid a monthly fee of $7,500; and reimbursed for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties. The Consultancy Agreement provided that Mr. Maza’s engagement by the Company was on a part-time basis and was “at-will” and may be terminated by Mr. Maza or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice to the other.

(5) Andrew Farago served as our Chief Operating Officer from December 17, 2010 through August 12, 2011.

Pursuant to Mr. Farago's employment agreement he received compensation of $150,000 per year plus a $1,000 monthly medical insurance stipend. See our Form 8-K filed December 23, 2010, exhibit 10.1 for a copy of Mr. Farago's employment agreement. Additionally, the Company granted, Mr. Farago a stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $6.21 per share, The grant date fair value of the stock option granted to Mr. Farago was $2,878,274 estimated using a Black-Scholes model. However, due to his resignation only $479,712 of the stock options vested, which is represented by 83,334 shares that expired unexercised on August 12, 2012. Pursuant to his resignation, Mr. Farago received a severance payment of $25,000 included in Salary above.

(6) The amounts reported in the Option Awards column represent the grant date fair value of such awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and do not include decreases for forfeited stock options.

(7) Our employees generally maintain private insurance coverage and are reimbursed an agreed upon amount each month to offset their out-of-pocket medical insurance premiums.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END

The following table sets forth information regarding equity awards that have been previously awarded to each of the Named Executives and which remained outstanding as of August 31, 2012.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Conklin (1)	233,333	433,333	1.65	8/9/20

(1) On August 9, 2010, we entered into an employment agreement with Mr. John A. Conklin, our President, Chief Executive Officer, and Chief Financial Officer.

The following table summarizes information about stock options outstanding and exercisable at August 31, 2012:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted	Weighted		Weighted Average	Weighted
Range of	Number of	Average	Average	Number	Remaining	Average
Exercise	Options	Contractual	Exercise	Of Options	Contractual	Exercise
Prices	Outstanding	Life (years)	Price	Exercisable	Life (Years)	Price
$1.32	50,001	2.29	$1.32	50,001	2.29	$1.32
$1.65	666,667	7.95	$1.65	233,333	7.95	$1.65
$2.50	10,000	8.60	$2.50	4,000	8.60	$2.50
$2.55	33,334	6.03	$2.55	19,998	6.03	$2.55
$3.27	23,334	6.48	$3.27	18,334	5.91	$3.27
$4.98	16,667	5.53	$4.98	13,332	5.53	$4.98
$5.94	50,001	8.32	$5.94	35,001	8.32	$5.94
$6.51	11,667	2.08	$6.51	11,667	2.08	$6.51
Total	861,671	7.41	$2.10	385,666	6.80	$2.39

Payments Upon Termination or Change In Control

There are no understandings or agreements known by management at this time which would result in a change in control.

On August 9, 2010, we entered into an Employment Agreement with Mr. John A. Conklin pursuant to which the Board approved an annual salary of $150,000, a stipend of $1,000 per month during the term of Mr. Conklin’s Employment Agreement to cover medical insurance premiums until such time as we can provide an alternative medical insurance plan, and the grant of a stock option to purchase up to 666,666 shares of our common stock, subject to certain vesting requirements, at an exercise price of $1.65 per share. On January 1, 2011, Mr. Conklin’s annual salary was increased to $175,000 and his stipend was increased to $1,334 per month. Effective January 1, 2012, Mr. Conklin's medical stipend was increased to $1,778 per month. Effective April 1, 2012, Mr. Conklin's annual salary was increased to $190,000. Pursuant to the terms of the Employment Agreement between us and Mr. Conklin, in the event that Mr. Conklin’s employment is terminated by us, he will be entitled to a severance payment (the “Severance Payment”) equal to one month salary for every four months that he has been employed by us, up to a maximum of four months’ salary. Pursuant to the terms of the stock option agreement between us and Mr. Conklin, if the Employment Agreement is terminated, as of the date of the termination of the Employment Agreement (the “Termination Date”), no further installments of the stock option shall vest and the maximum number of option shares that Mr. Conklin may purchase is limited to the number of options that were vested as of the Termination Date. Mr. Conklin has the right, at any time within 120 days of the Termination Date (the “Termination Exercise Period”) to exercise the vested options. Any unexercised vested options will terminate following the expiration of the Termination Exercise Period.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 1, 2012, by (i) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all of our directors and executive officers as a group.

Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares.

Name and Address of Beneficial Owner (1)	Number of shares Beneficially Owned (2)	Percent of Class Owned (2)
Directors and Officers
John A. Conklin (3)	233,333	1.1%
Jatinder Bhogal (4)	38,333	*
Alastair Livesey (5)	41,666	*
Joseph Sierchio (6)	38,333	*
Javier Jimenez (7)	11,667	*
Peter Fusaro (8)	11,667	*
All Directors and Officers as a Group	374,999	1.8%

5% shareholders
Kalen Capital Corporation (9) 216 – 1628 West 1st Avenue Vancouver, BC V6J 1G1	8,991,534	43.6%

* less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of Company common stock and except as indicated the address of each beneficial owner is 9192 Red Branch Road, Suite 110, Columbia, MD 21045

(2) Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 20,638,360 shares of Common Stock issued and outstanding on a fully diluted basis as of December 1, 2012. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(3) Represents stock options to purchase 233,333 shares of our common stock which have fully vested.

(4) Represents stock options to purchase 38,333 shares of our common stock which have fully vested.

(5) Represents stock options to purchase 41,666 shares of our common stock which have fully vested.

(6) Includes stock options to purchase 38,333 shares of our common stock which have fully vested.

(7) Represents stock options to purchase 11,667 shares of our common stock which have fully vested.

(8) Represents stock options to purchase 11,667 shares of our common stock which have fully vested.

(9) Kalen Capital Corporation is a private Alberta corporation wholly owned by Mr. Harmel Rayat (our former director and officer). In such capacity, Mr. Rayat may be deemed to have beneficial ownership of these shares. The number of shares reflected above is as of November 15, 2012 and based upon the review of the Company's transfer records as of said date.

Transactions With Related Persons, Promoters
and Certain Control Persons

We do not have a formal written policy for the review and approval of transactions with related parties. However, our Code of Ethics and Corporate Governance Principles require actual or potential conflict of interest to be reported to the Board. Our employees are expected to disclose personal interests that may conflict with ours and they may not engage in personal activities that conflict with their responsibilities and obligations to us. Periodically, we inquire as to whether or not any of our Directors have entered into any transactions, arrangements or relationships that constitute related party transactions. If any actual or potential conflict of interest is reported, our entire Board and outside legal counsel review the transaction and relationship disclosed and the Board makes a formal determination regarding each Director’s independence. If the transaction is deemed to present a conflict of interest, the Board will determine the appropriate action to be taken.

Review, Approval or Ratification of Transactions with Related Persons

Our unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board for any possible conflicts of interest. In the event of a potential conflict of interest, the Board will generally evaluate the transaction in terms of the following standards: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally. The Board will then document its findings and conclusion in written minutes

Transactions with Related Persons

The Board is responsible for review, approval, or ratification of "related-person transactions" involving New Energy Technologies, Inc. or its subsidiaries and related persons. Under SEC rules (Section 404 (a) of Regulation S-K), a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. New Energy Technologies, Inc. is required to report any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Board has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•
any transaction with another company for which a related person's only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company's shares, if the amount involved does not exceed the greater of $1 million or 2% of that company's total annual revenue;

•	compensation to executive officers determined by the Board;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

The Board reviews transactions involving related persons who are not included in one of the above categories and makes a determination whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Board reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person's interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

The following are related party transactions for the years ended August 31, 2012 and 2011:

The law firm of Sierchio & Company, LLP (“S&C LLP”), of which Joseph Sierchio, one of our directors, is a principal, has provided counsel to us since the Company’s inception. In July 2008, the Company asked Mr. Sierchio to join the Company’s Board. During the years ended August 31, 2012 and 2011, the law firm of S&C LLP provided $176,404 and $198,142, respectively, of legal services. At August 31, 2012, the Company owed S&C LLP $22,198 which is included in accounts payable.

Description of Our Securities

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share. As of December 1, 2012, there were 20,638,360 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Reverse Stock Split

On March 16, 2011, pursuant to a February 7, 2011, written consent signed by the shareholders owning a majority of our issued and outstanding shares and a February 24, 2011, unanimous written consent of our Board, we underwent a one-for-three reverse stock split whereby holders of three shares of our common stock as of March 15, 2011, received one share of our common stock after the reverse stock split with all fractional shares being rounded up to the nearest whole share; the reverse stock split was declared effective by the Financial Industry Regulatory Authority as of March 21, 2011.

Offering

We are offering up to a maximum of 1,875,000 Units at a purchase price of $0.64 per Unit. Each Unit consists of one (1) share of our common stock, $0.001 par value per share and one-half (1/2) Series H Warrant. Each full Series H Warrant entitles the holder to purchase one additional share of our common at a purchase price of $0.83 for a period of three years from the date of issuance; no fractional shares will be sold. Upon issuance, the shares underlying the Units will be validly issued, fully paid and non-assessable.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders, including the election of directors. The shares of common stock do not have cumulative voting rights. This means that the holders of more than 50% of the shares of common stock can elect all of our directors, subject to the rights of any outstanding series of preferred stock.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding series of preferred stock.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities and subject to the prior rights of any outstanding series of preferred stock. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series The rights of holders of our common stock may be subject to, and adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control and may adversely affect the voting and other rights of holders of our common stock.

Warrants

As of the date of this prospectus, there are 625,000 Series G Warrants outstanding allowing the holder thereof (the “Holder”) to purchase up 625,000 shares of our common stock. The Series G Warrants are exercisable through April 17, 2016, with an initial exercise price of 84% of the average of the closing price for our common stock as reported on the OTCQB for the five trading days immediately preceding the closing of the April 17, 2012 Bridge Loan, or $1.92 per share, subject to adjustment as provided therein. Additionally, the Series G Warrants contain a cashless exercise provision and require us to file a registration statement with the SEC for the shares issuable upon exercise of the Series G Warrants within 60 days receipt of a written request by the Holder. In addition, we are offering up to 937,500 Series H Warrants as part of the Units. Each full Series H Warrant entitles the holder to purchase one additional share of our common at a purchase price of $0.83 for a period of three years from the date of issuance; no fractional shares will be sold.

Options

As of the date of this prospectus, there are options outstanding to purchase an aggregate of 861,671 shares of our common stock issued to various persons and entities at prices ranging between $1.32 and $6.51, 385,666 of which have vested. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders.

Shares Eligible for Resale

A liquid trading market for our common stock may not develop or be sustained after the completion of this offering. Future sales of substantial amounts of common stock, including shares of common stock issued upon exercise of outstanding options and exercise of the warrants offered in this Prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Rule 144

There were 20,638,360 shares of our common stock issued and outstanding at December 1, 2012, of which 7,599,868 shares are deemed “restricted securities,” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least nine months to sell such shares without restriction other than the requirement that there be current public information as set forth in Rule 144. To the extent that Rule 144 is otherwise available, this provision is currently applicable to all of the restricted shares. If a non-affiliate has held the shares for more than one year, such person may make unlimited sales pursuant to Rule 144 without restriction.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities. Please refer to “Risk Factors.”

Plan of Distribution

We are offering up to 1,875,000 Units at a purchase price of $0.64 per Unit ($1,200,000 in the aggregate). Each Unit consists of one (1) share of our common stock, $0.001 par value per share and one-half (1/2) Series H Warrant. Each full Series H Warrant entitles the holder to purchase one additional share of our common at a purchase price of $0.83 for a period of three years from the date of issuance; no fractional shares will be sold.

We are offering the Units directly to the public through our Chief Executive Officer and President on a “best efforts, no minimum,” basis. This means that:

•	we will have no requirement to sell any specific number of Units;
•
we will not return any funds received from investors in the event that we do not sell all of the securities being offered, or if the funds received are insufficient for the purposes set forth herein; and

•	we will not deposit the proceeds from this offering in an escrow, trust, or similar account

Accordingly, the proceeds from this offering will be immediately available to us for our use.

Offering Price

The offering price of $0.64 per Unit was arbitrarily determined by us and does not bear any significant relationship to our assets and is not necessarily reflective of the inherent or current price, potential market or resale value, of our shares. Please refer to “Determination of Offering Price.”

Number of Shares Outstanding

There were 20,638,360 shares of our common stock issued and outstanding at December 1, 2012. If all of the Units offered are sold, and without giving effect to the exercise of outstanding options and warrants, there will be 22,513,360 shares issued and outstanding.

Duration of Offering

The Offering will terminate 180 days following the effectiveness of this registration statement. We have the right to extend the Offering, at our sole discretion and without notice, for an additional 90 days.

In order to buy our shares, you must complete and execute the subscription agreement accompanying this prospectus and make payment of the purchase price for each Share purchased either in cash, by check payable to the order of “New Energy Technologies, Inc.” or by wire transfer pursuant to instruction from us.

Solicitation for purchase of the Units will be made only by means of this prospectus and communications with our President and Chief Executive Officer, Mr. John Conklin:

•	will not receive any commission in connection with the sale of any securities registered in this offering;
•	is not and has not been an associated person of a broker-dealer within the preceding 12 months;
•	does not participate in selling an offering of securities for any issuer more than once every 12 months;
•	has not been subject to any statutory disqualifications as defined in Section 3(a)(39) of the Exchange Act; and
•	intends to primarily perform, at the end of this offering, substantial duties on behalf of the issuer otherwise than in connection with transactions in securities.

As a result, Mr. Conklin will not register as a broker-dealer with the SEC pursuant to Section 15 of the Securities Act in reliance of Rule 3a4-1 of the Exchange Act which sets forth the above mentioned conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed a broker-dealer.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for the Units will be accepted or rejected within 48 hours after we receive them.

How To Invest

Subscriptions for purchase of Units offered by this prospectus can be made by completing, signing and delivering to us, the following:

•	an executed copy of the Subscription Agreement; and
•	a check, or money wire, payable to the order of “New Energy Technologies, Inc.” in the aggregate amount equal to $0.64 multiplied by the number of Units you wish to purchase.

Resale of our Shares

There is presently only a limited public market for our shares of common stock on the OTCQB. Please refer to “Market Price of and Dividends on Our Common Stock and Related Stockholder Matters” and “Risk Factors.”

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for New Energy Technologies, Inc. by Sierchio & Company LLP, 430 Park Avenue, Suite 702, New York, New York 10022. Joseph Sierchio, a member of Sierchio & Company LLP, is one of our directors and the beneficial owner of 41,668 shares of our common stock.

Experts

Our consolidated financial statements for the fiscal years ended August 31, 2012 and 2011, appearing herein, have been audited by Peterson Sullivan, LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find Additional Information

We file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing us at: New Energy Technologies, Inc., 9192 Red Branch Road, Suite 110, Columbia, Maryland 21045, or telephoning us at: (800) 213-0689.

Index to Consolidated Financial Statements

Page #
Report of Peterson Sullivan LLP	F-1
Consolidated Balance Sheets as of August 31, 2012 and 2011	F-2
Consolidated Statements of Operations for the Years Ended August 31, 2012 and 2011 and the Cumulative Period from Inception (May 5, 1998) to August 31, 2012	F-3
Consolidated Statements of Stockholders’ Equity (Deficit) from Inception (May 5, 1998) to August 31, 2012	F-4
Consolidated Statements of Cash Flows for the Years Ended August 31, 2012 and 2011 and the Cumulative Period from Inception (May 5, 1998) to August 31, 2012	F-5
Notes to Consolidated Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
New Energy Technologies, Inc.
Columbia, Maryland

We have audited the accompanying consolidated balance sheets of New Energy Technologies, Inc. and Subsidiaries ("the Company") (a development stage company) as of August 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Energy Technologies, Inc. and Subsidiaries as of August 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2012, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses from operations since inception, and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
November 28, 2012

NEW ENERGY TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
AUGUST 31, 2012 and 2011

	August 31,	August 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$1,046,918	$2,320,185
Deferred research and development costs	32,595	156,279
Deferred offering costs	-	20,000
Prepaid expenses and other current assets	28,233	49,382
Total current assets	1,107,746	2,545,846

Equipment, net of accumulated depreciation of $5,882 and $463 at August 31, 2012 and 2011	19,966	927
Total assets	$1,127,712	$2,546,773

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$63,403	$119,868
Accrued liabilities	26,231	161,009
Convertible promissory note, net of discount of $999,485 and $0 at August 31, 2012 and 2011	515	-
Total current liabilities	90,149	280,877

Commitments and contingencies

Stockholders' equity
Preferred stock: $0.10 par value; 1,000,000 shares authorized, no shares issued and outstanding at August 31, 2012 and 2011	-	-
Common stock: $0.001 par value; 300,000,000 shares authorized, 20,638,360 shares issued and outstanding at August 31, 2012 and 2011	20,638	20,638
Additional paid-in capital	13,798,282	12,593,184
Deficit accumulated during the development stage	(12,781,357)	(10,347,926)
Total stockholders' equity	1,037,563	2,265,896
Total liabilities and stockholders' equity	$1,127,712	$2,546,773

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011 AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2012

			Cumulative
			May 5, 1998
	Year Ended August 31,		(Inception) to
	2012	2011	August 31, 2012

Revenue	$-	$-	$-

Operating expense
Selling, general and administrative	1,648,086	3,173,558	11,385,992
Research and development	672,443	451,372	2,590,139
Total operating expense	2,320,529	3,624,930	13,976,131

Loss from operations	(2,320,529)	(3,624,930)	(13,976,131)

Other income (expense)
Interest income	-	-	98,582
Interest expense - other	(26,231)	(1,391)	(38,624)
Interest expense - accretion of debt discount	(515)	-	(515)
Loss on disposal of fixed assets	-	-	(5,307)
Gain on dissolution of foreign subsidiary	-	-	59,704
Foreign exchange loss	(55)	(1,488)	(86,428)
Change in fair value of warrant liability	-	8,059	2,128,331
Payable written off	156,109	-	186,109
Total other income (expense)	129,308	5,180	2,341,852

Loss from continuing operations	(2,191,221)	(3,619,750)	(11,634,279)

Loss from discontinued operations	(242,210)	-	(404,307)

Net loss	$(2,433,431)	$(3,619,750)	$(12,038,586)

Basic and Diluted Loss per Common Share:
Continuing operations	$(0.11)	$(0.18)
Discontinued operations	$(0.01)	$-
Total	$(0.12)	$(0.18)

Weighted average number of common shares outstanding - basic and diluted	20,638,360	20,396,362

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM MAY 5, 1998 (INCEPTION) TO August 31, 2012

	Common Stock		Additional	Accumulated Other Comprehensive	Deficit Accumulated During the Development	Comprehensive	Total Stockholders'
	Shares	Amount	Paid-in Capital	Income (Loss)	Stage	Income (Loss)	Equity (Deficit)
Restricted common stock issued to related parties for management services at $0.001 per share	3,000,000	$3,000	$-	$-	$-	$-	$3,000
Unrestricted common stock sales to third parties at $0.40 per share	375,000	375	149,625	-	-	-	150,000
Net loss for the year ended August 31, 1998					(12,326)	(12,326)	(12,326)
Balance, August 31, 1998	3,375,000	3,375	149,625	-	(12,326)	(12,326)	140,674

Net loss for the year ended August 31, 1999					(77,946)	(77,946)	(77,946)
Balance, August 31, 1999	3,375,000	3,375	149,625	-	(90,272)	(77,946)	62,728

Net loss for the year ended August 31, 2000					(12,446)	(12,446)	(12,446)
Balance, August 31, 2000	3,375,000	3,375	149,625	-	(102,718)	(12,446)	50,282

Net loss for year ended August 31, 2001					(12,904)	(12,904)	(12,904)
Balance, August 31, 2001	3,375,000	3,375	149,625	-	(115,622)	(12,904)	37,378

Net loss for the year ended August 31, 2002					(54,935)	(54,935)	(54,935)
Balance, August 31, 2002	3,375,000	3,375	149,625	-	(170,557)	(54,935)	(17,557)

Restricted common stock issued at $.001 per share to two related parties to satisfy outstanding management fees.	10,333,200	10,333	92,999	-	-	-	103,332
Net loss for the year ended August 31, 2003					(97,662)	(97,662)	(97,662)
Balance, August 31, 2003	13,708,200	13,708	242,624	-	(268,219)	(97,662)	(11,887)

Net loss for the year ended August 31, 2004					(19,787)	(19,787)	(19,787)
Balance, August 31, 2004	13,708,200	13,708	242,624	-	(288,006)	(19,787)	(31,674)

Net loss for the year ended August 31, 2005					(103,142)	(103,142)	(103,142)
Balance, August 31, 2005	13,708,200	13,708	242,624	-	(391,148)	(103,142)	(134,816)

Issuance of common stock and warrants at $0.50 per share	1,000,000	1,000	499,000	-	-	-	500,000
Net loss for the year ended August 31, 2006					(157,982)	(157,982)	(157,982)
Balance, August 31, 2006	14,708,200	14,708	741,624	-	(549,130)	(157,982)	207,202

Exercise of Class A Warrants at $0.50 per share	1,000,000	1,000	499,000	-	-	-	500,000
Exercise of Class B Warrants at $0.55 per share	1,000,000	1,000	549,000	-	-	-	550,000
Exercise of Class C Warrants at $1.50 per share	326,667	327	489,673	-	-	-	490,000
Exercise of Class D Warrants at $1.65 per share	293,333	293	483,707	-	-	-	484,000
Exercise of Class E Warrants at $1.80 per share	293,333	293	527,707	-	-	-	528,000
Issuance of common stock and warrants at $1.50 per share	333,333	333	499,667	-	-	-	500,000
Dividend paid - spin off of MircoChannel Technologies Corporation	-	-	-	-	(400,000)	-	(400,000)
Comprehensive income (loss)
Foreign currency translation adjustments				(1,811)	-	(1,811)	(1,811)
Net loss for the year ended August 31, 2007					(1,442,769)	(1,442,769)	(1,442,769)
Balance, August 31, 2007	17,954,866	17,955	3,790,377	(1,811)	(2,391,899)	(1,444,580)	1,414,622

Common stock and warrants issued for cash and services at $3.00 per Unit	1,225,000	1,225	3,394,730	-	-	-	3,395,955
Exercise of Class C Warrants at $1.50 per share	6,667	7	9,993	-	-	-	10,000
Exercise of Class D Warrants at $1.65 per share	6,667	7	10,993	-	-	-	11,000
Exercise of Class F Warrants at $3.75 per share	58,333	58	218,692	-	-	-	218,750
Stock based compensation	-	-	3,600,303	-	-	-	3,600,303
Comprehensive income (loss)
Foreign currency translation adjustments				12,504	-	12,504	12,504
Net loss for the year ended August 31, 2008					(5,721,545)	(5,721,545)	(5,721,545)
Balance, August 31, 2008	19,251,533	19,251	11,025,089	10,693	(8,113,444)	(5,709,041)	2,941,589

Exercise of Class E Warrants at $1.80 per share	6,667	7	11,993	-	-	-	12,000
Exercise of Class F Warrants at $3.75 per share	275,333	275	1,032,225	-	-	-	1,032,500
Stock based compensation	-	-	183,312	-	-	-	183,312

Reversal of stock based compensation due to forfeiture of stock options	-	-	(3,591,093)	-	-	-	(3,591,093)
Comprehensive income
Foreign currency translation adjustments				(10,693)	-	(10,693)	(10,693)
Net loss for the year ended August 31, 2009					1,961,175	1,961,175	1,961,175
Balance, August 31, 2009	19,533,533	19,533	8,661,526	-	(6,152,269)	1,950,482	2,528,790

Stock based compensation	-	-	661,040	-	-	-	661,040

Reversal of stock based compensation due to forfeiture of stock options	-	-	(478,971)	-	-	-	(478,971)
Cumulative adjustment upon adoption of ASC 815-40	-	-	(1,785,560)	-	(342,771)	-	(2,128,331)
Net loss for the year ended August 31, 2010					(233,136)	(233,136)	(233,136)
Balance, August 31, 2010	19,533,533	19,533	7,058,035	-	(6,728,176)	(233,136)	349,392

Rounding due to reverse one for three stock split effective March 16, 2011	(3)	-	-	-	-	-	-
Exercise of Class F Warrants at $3.75 per share	1,054,512	1,055	3,953,320	-	-	-	3,954,375
Exercise of stock options	50,318	50	30,750	-	-	-	30,800
Stock based compensation	-	-	2,855,630	-	-	-	2,855,630

Reversal of stock based compensation due to forfeiture of stock options	-	-	(1,304,551)	-	-	-	(1,304,551)
Net loss for the year ended August 31, 2011					(3,619,750)	(3,619,750)	(3,619,750)
Balance, August 31, 2011	20,638,360	$20,638	$12,593,184	$-	$(10,347,926)	(3,619,750)	$2,265,896

Stock based compensation	-	-	237,046	-	-	-	237,046

Reversal of stock based compensation due to forfeiture of stock options	-	-	(31,948)	-	-	-	(31,948)
Discount on convertible promissory note due to detachable warrants	-	-	547,050	-	-	-	547,050
Discount on convertible promissory note due to beneficial conversion feature	-	-	452,950	-	-	-	452,950
Net loss					(2,433,431)	(2,433,431)	(2,433,431)
Balance, August 31, 2012	20,638,360	$20,638	$13,798,282	$-	$(12,781,357)	$(2,433,431)	$1,037,563

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011 AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2012

			Cumulative
			May 5, 1998
	Year Ended August 31,		(Inception) to
	2012	2011	August 31, 2012
Cash flows from operating activities
Loss from continuing operations	$(2,191,221)	$(3,619,750)	$(11,634,279)
Add: loss from discontinued operations	(242,210)	-	(404,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,419	463	10,364
Stock based compensation expense	237,046	2,855,630	7,537,331
Reversal of stock based compensation expense due to forfeiture of
stock options	(31,948)	(1,304,551)	(5,406,563)
Change in fair value of warrant liability	-	(8,059)	(2,128,331)
Loss on disposal of fixed assets	-	-	5,307
Payable written off	(156,109)	-	(186,109)
Common stock issued for services	-	-	3,000
Common stock issued for debt settlement	-	-	103,332
Accretion of debt discount	515	-	515
Changes in operating assets and liabilities:
Decrease (increase) in deferred research and development costs	123,684	(92,072)	(32,595)
Decrease (increase) in prepaid expenses and other current assets	41,149	(55,004)	(28,233)
Increase (decrease) in accounts payable	(56,465)	52,315	93,403
Increase (decrease) in accrued liabilities	21,331	4,900	182,340

Net cash used in operating activities	(2,248,809)	(2,166,128)	(11,884,825)

Cash flows from investing activity
Purchase of equipment	(24,458)	(1,390)	(35,637)
Net cash used in investing activity	(24,458)	(1,390)	(35,637)

Cash flows from financing activities
Proceeds from the issuance of common stock, exercise of warrants and stock options, net	-	3,985,175	12,367,380
Repayment of promissory note	-	-	(155,000)
Proceeds from promissory notes	1,000,000	-	1,155,000
Dividend paid	-	-	(400,000)
Net cash provided by financing activities	1,000,000	3,985,175	12,967,380

Increase (decrease) in cash and cash equivalents	(1,273,267)	1,817,657	1,046,918

Cash and cash equivalents at beginning of period	2,320,185	502,528	-

Cash and cash equivalents at end of period	$1,046,918	$2,320,185	$1,046,918

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$1,391	$12,393
Income taxes paid in cash	$-	$-	$-

Supplemental disclosure of non-cash transactions:
Accrued management fees converted to equity	$-	$-	$103,332
Debt discount recorded for value of warrants issued	$547,050	$-	$547,050
Debt discount recorded for beneficial conversion feature	$452,950	$-	$452,950
Warrants issued for broker commissions	$-	$-	$642,980

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011

NOTE 1 - Organization, Going Concern and Summary of Significant Accounting Policies

Organization

New Energy Technologies, Inc. (the “Company”) was incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, the Company amended its Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sungen Energy, Inc. (“Sungen”), Kinetic Energy Corporation (“KEC”), and New Energy Solar Corporation (“New Energy Solar”).

Sungen was incorporated on July 11, 2006, in the State of Nevada and is currently inactive.

KEC was incorporated on June 19, 2008, in the State of Nevada and holds the patents related to the Company’s MotionPower™ Technology. The Company’s business activities related to the MotionPower™ Technology are conducted through KEC.

New Energy Solar was incorporated on February 9, 2009, in the State of Florida and has entered into a License Agreement, an Addendum to the License Agreement, an Option Agreement and a Sponsored Research Agreement with the University of South Florida Research Foundation, Inc.

On March 16, 2011, pursuant to the Consents, the Company filed a Certificate of Amendment to its Certificate of Incorporation increasing its authorized shares of common stock, $0.001 par value, from 100,000,000 to 300,000,000.

On August 19, 2011, the Company established Nakoda, a California corporation and wholly-owned subsidiary of the Company, which began operations in September 2011. Nakoda is an energy savings and management corporation that provides a broad range of energy solutions and savings projects with the goal of implementing energy conservation, load management, and reducing building energy consumption in target markets. Due to the high costs associated with growing operations and difficult financing environment, management suspended all Nakoda related operations as of November 30, 2011. On January 20, 2012, management completed the sale of Nakoda Energy, Inc. as described pursuant to a Stock Purchase Agreement. The Company did not recognize any revenue from Nakoda related operations nor were there any recorded assets or liabilities as of and during the years ended August 31, 2012 and 2011. During the year ended August 31, 2012, The Company recognized a loss of $242,210 from discontinued operations, of which $102,250 of this loss resulted from the disposition.

The Company is a renewable and alternative energy company, actively developing two novel technologies for generating sustainable electricity, one of which harvests solar energy of the sun and artificial light, and the other harvests kinetic energy present in moving vehicles. The Company’s proprietary, patent-pending technologies and products, which are the subjects of fifty-six (56) patent-filings, have been invented, designed, engineered, and prototyped in preparation for further field testing, product development, and commercial deployment.

The Company’s SolarWindow™ Technology generates electricity when glass surfaces are sprayed with electricity-generating coatings, creating, semi-transparent, see-through solar cells. If successfully developed, SolarWindow™ could potentially be used on any of the more than 85 million commercial and residential buildings in the United States alone (U.S. Census Bureau, 2007 American Housing Survey & U.S. Energy Information Administration, 2003 Commercial Buildings Energy Consumption Survey).

The Company’s MotionPower™ Technology harvests the available "kinetic" or "motion" energy of cars, trucks, buses, and heavy commercial vehicles when they slow down before coming to a stop. MotionPower™ converts this captured energy into electricity. If successfully developed, MotionPower™ could potentially be used to harvest kinetic energy generated by any of the estimated 250 million vehicles registered in America (U.S. Department of Transportation Federal Highway Administration, 2008 Highway Statistics), which drive approximately six billion miles on our nation’s roadways every day (U.S. Environmental Protection Agency).

The Company’s product development programs involve ongoing research and development efforts, and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by its contract engineers, scientists, and consultants.

Going Concern

The Company is a development stage company, does not have any commercialized products and has not generated any revenue since inception. The Company has an accumulated deficit of $12,781,357 as of August 31, 2012, and does not have positive cash flows from operating activities. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

In its report with respect to the Company’s financial statements for the year ended August 31, 2012, the Company’s independent auditors expressed substantial doubt about the Company’s ability to continue as a going concern. Because the Company has not yet generated revenues from its operations and does not expect to do so in the near future, its ability to continue as a going concern is wholly dependent upon its ability to obtain additional financing. Currently, the Company is seeking additional financing but has no commitments to obtain any such financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all.

As of August 31, 2012, the Company had cash and cash equivalents of $1,046,918. The Company will remain engaged in research and product development activities at least through February, 2013. Based upon its current and near term anticipated level of operations and expenditures, the Company believes that, absent any modification or expansion of its existing research, development and testing activities, cash on hand should be sufficient to enable it to continue operations for the next six months. However, any significant expansion in scope or acceleration in timing of the Company’s current research and development activities, or commencement of any marketing and sales activities, will require additional funds.

If adequate funds are not available on reasonable terms or at all, it would result in a material adverse effect on the Company’s business, operating results, financial condition and prospects. In particular, the Company may be required to delay, reduce the scope of or terminate one or more of its research programs, sell rights to its SolarWindow™ Technology and/or MotionPowerTM Technology or other technologies or products based upon such technologies, or license the rights to such technologies or products on terms that are less favorable to the Company than might otherwise be available.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. These consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Summary of Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements presented are those of the Company and its wholly-owned subsidiaries, Sungen, KEC, and New Energy Solar. All significant intercompany balances and transactions have been eliminated.

Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and use assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. On an on-going basis, the Company evaluates its estimates. Actual results and outcomes may differ materially from these estimates and assumptions.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid investments with original maturities of three months or less. The Company has amounts deposited with financial institutions in excess of federally insured limits.

Fair Value Measurement

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company has no assets or liabilities valued with Level 3 inputs.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments and their liquidity. It is not practical to determine the fair value of our notes payable due to the complex terms. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Research and Development

Research and development costs represent costs incurred to develop the Company’s technology, including salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs. Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed.

Stock-Based Compensation

The Company measures all employee stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period. The Company uses the Black-Scholes-Merton formula to determine the fair value of stock-based compensation awards on the date of grant. The Black-Scholes-Merton formula requires management to make assumptions regarding the option lives, expected volatility, and risk free interest rates. See “Note 6 - Capital Stock” and “Note 7 - Stock Options” for additional information on the Company’s stock-based compensation plans.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. The Company reports a liability for unrecognized tax benefits resulting from uncertain income tax positions, if any, taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively.

Segment Reporting

The Company’s business is considered to be operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

Net Income (Loss) Per Share

The computation of basic earnings per share (“EPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted EPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted net income per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on earnings per share. Therefore, when calculating EPS if the Company experienced a loss, there is no inclusion of dilutive securities as their inclusion in the EPS calculation is antidilutive. Furthermore, options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants (they are in the money). See “Note 8 - Net Loss Per Share” for further discussion.

All share and per share amounts reflect the 1-for-3 reverse stock split declared effective on March 21, 2011, by FINRA.

Recently Adopted Accounting Pronouncements

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion. The Company believes that none of the new standards will have a significant impact on its consolidated financial statements.

NOTE 2 - Accounts Payable

At August 31, 2012, accounts payable totaling $63,403 consisted of $24,863 of professional services and $38,540 of trade payables. Accrued liabilities consisted of $26,231 of accrued interest on the Company's $1,000,000 outstanding bridge Loan agreement dated April 17, 2012.

At August 31, 2011, accounts payable totaling $119,868 consisted of $52,029 of professional services and $67,839 of trade payables. Accrued liabilities consisted of $156,109 due to the University of Illinois that was written off in 2012 (See “Note 4 - SolarWindow™ Technology;” University of Illinois at Urbana-Champaign Sponsored Research Agreement), $1,900 due an investor relations firm and $3,000 due to Veryst Engineering LLC.

NOTE 3 - Convertible Promissory Note

On April 17, 2012, the Company entered into a Bridge Loan Agreement (the “Loan Agreement”) with 1420524 Alberta Ltd. (the “Creditor”) pursuant to which the Company borrowed $1,000,000 at an annual interest rate of 7% (the “Loan”), compounded quarterly; following the occurrence of an event of default, as further specified in the Loan Agreement, the annual interest rate would increase to 15%. The Loan was evidenced by a promissory note with a maturity date of the earlier of: (a) the closing of any equity financing by us in excess of $1,000,000, or (b) April 16, 2013. As a condition to the Creditor’s entry into the Loan Agreement, we issued the Creditor 625,000 Series G Stock Purchase Warrants (the “Series G Warrants”), which are exercisable through April 17, 2016, with an initial exercise price of 84% of the average of the closing price for our common stock as reported on the OTCQB for the five trading days immediately preceding the closing of the Loan, or $1.92 per share, subject to adjustment as provided therein. Additionally, the Series G Warrants contain a cashless exercise provision and require us to file a registration statement with the SEC for the shares issuable upon exercise of the Series G Warrants within 60 days receipt of a written request by the Creditor. The Creditor may elect, in its sole discretion, to convert all or any portion of the outstanding principal amount of the Loan, and any or all accrued and unpaid interest thereon into shares of our common stock at an initial fixed conversion price equal to seventy (70%) percent of the average of the closing price for the Company’s common stock as reported on the OTCQB for the five trading days immediately preceding the closing of the Loan, or $1.60 per share subject to adjustment as provided therein.

The Company first allocated between the Loan and the warrants based upon their relative fair values. The estimated fair value of the warrants issued with the Loan of $1,207,750 was calculated using the Black-Scholes option pricing model and the following assumptions: market price of common stock - $2.12 per share; estimated volatility - 167%; risk free interest rate - 0.88%; expected dividend rate - 0% and expected life - 3.0 years. This resulted in allocating $547,050 to the warrants and $452,950 to the Loan.

Next, the intrinsic value of the beneficial conversion feature was computed as the difference between the fair value of the common stock issuable upon conversion of the Loan and the total price to convert based on the effective conversion price. The calculated intrinsic value was $872,050. As this amount resulted in a total debt discount that exceeds the loan proceeds, the amount recorded for the beneficial conversion feature was limited to $452,950. The resulting $1,000,000 discount to the Loan is being accreted over the one year term of the Loan using the effective interest method.

During the year ended August 31, 2012, the Company recognized $26,231 of interest expense related to this Note and $515 of accretion related to the debt discount. The remaining debt discount of $999,485 will be amortized through April 16, 2013.

NOTE 4 - SolarWindow™ Technology

Stevenson-Wydler Cooperative Research and Development Agreement with the Alliance for Sustainable Energy

On March 18, 2011, in efforts to advance the commercial development of the SolarWindow™ Technology, the Company entered into a Stevenson-Wydler Cooperative Research and Development Agreement (the “CRADA”) with the Alliance for Sustainable Energy, LLC, which is the operator of The National Renewable Energy Laboratory (“NREL”) under its U.S. Department of Energy contract. Under terms of the CRADA, NREL researchers will make use of the Company’s exclusive intellectual property and NREL’s background intellectual property in order to work towards specific product development goals.

Pursuant to the CRADA, during the years ended August 31, 2012 and 2011, we recorded $161,170 and $125,909, respectively, as research and development expense. From inception (May 5, 1998) to August 31, 2012, the Company recorded $287,079 as research and development expense.

University of South Florida Research Foundation, Inc. License Agreement, Option Agreement and Sponsored Research Agreement

Through New Energy Solar, we are a party to a License Agreement, an Addendum to the License Agreement, an Option Agreement and a Sponsored Research Agreement with the University of South Florida Research Foundation, Inc. These agreements provide for the Company's support of a project relating to the development of the SolarWindow™ Technology and grant it an exclusive worldwide commercial license under certain patents relating to the SolarWindow™ Technology.

On July 5, 2011, the Company entered into a letter agreement pursuant to which it agreed to reimburse the University of South Florida (“USF”) for filing fees associated with USF’s Provisional Patent and future PCT Applications (the “Applications”) for certain identified technologies (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, the Company committed to reimburse USF for all documented, out-of-pocket costs directly related to the filing and maintenance of the Applications. In return, USF granted the Company the exclusive right to negotiate a definitive option or license agreement with USF for the technologies underlying the Applications for a period of time after USF files a Provisional Patent for an identified technology (the “Negotiation Period”). Should the Negotiation Period expire without us entering into an agreement with USF, the Company could extend the Negotiation Period for an additional period of time by paying USF a one-time payment of a specified sum. If after this additional time the Company fails to enter into an agreement with USF, USF is free to enter into negotiations and license the underlying technologies to a third-party. The No-Cost Extension to the Sponsored Research Agreement extends SolarWindow™ R&D through December 2012.

During the years ended August 31, 2012 and 2011, and from inception (May 5, 1998) to August 31, 2012, the Company recorded the following as research and development and patent related expense pursuant to these agreements:

	Year Ended August 31,		May 5, 1998 (Inception) to
	2012	2011	August 31, 2012
University of South Florida:
Research and development expense	$117,683	$123,762	$408,553
Patent and PCT application expense	11,788	36,294	49,204
Total	$129,471	$160,056	$457,757

University of Illinois at Urbana-Champaign Sponsored Research Agreement

Through Sungen, the Company was a party to a Sponsored Research Agreement with the University of Illinois at Urbana-Champaign (“UIUC”) that provided for our support of the development of a new technology to integrate films of silicon nanoparticle material on glass substrates. This agreement expired on August 22, 2008. As of such date, the Company advanced a total of $266,709 to UIUC pursuant to the terms of the agreement. Pursuant to the terms of the agreement, the Company was to advance an additional $156,109 to UIUC, which is included in other accrued liabilities at August 31, 2011. The Company has not made the advance as the advance was contingent on the determination as to whether funds previously paid to UIUC under the terms of the agreement had been fully expended. The Company was of the opinion that to the extent these funds were not expended by UIUC, it was not obligated to make any further payments to UIUC. The Company evaluated the status of the aforementioned agreement and related contingent liability to UIUC and determined that the $156,109 liability is no longer valid and has been reclassified to other income.

NOTE 5 - MotionPower™ Technology

Veryst Agreement

Through KEC, the Company was party to certain agreements with Veryst Engineering LLC, a Boston area engineering and consulting firm with experience in product development and energy harvesting; one dated November 4, 2008, two dated September 9, 2009 and one dated July 6, 2010 (collectively, the “Veryst Agreements”), all relating to the development of the Company’s MotionPowerTM technologies. As of August 31, 2012, Veryst Engineering LLC has successfully completed its contracted services associated with the Veryst Agreements.

During the years ended August 31, 2012 and 2011, the Company recorded $2,564 and $48,225, respectively, as research and development expense pursuant to these agreements. From inception (May 5, 1998) to August 31, 2012, the Company recorded $560,880 as research and development expense pursuant to these agreements.

Sigma Design Agreement

Through KEC, the Company continues to be a party to certain consulting agreements with Sigma Design Company, a Middlesex, New Jersey based engineering and design firm, pursuant to which Sigma Design provides ongoing engineering, product development and testing services primarily relating to the development of the MotionPower™ technology. On January 12, 2012, Sigma Design proposed, and the Company agreed, to have Sigma design, fabricate and perform initial testing of the MotionPower™ technology. The estimated cost to perform this work was $185,000 to $205,000 with a 20%, or $37,000 down payment and monthly billings. During the year ended August 31, 2012, the Company expensed $210,918 related to this work.

Including the January 12, 2012 agreement, during the years ended August 31, 2012 and 2011, the Company recorded $314,205 and $147,423, respectively, as research and development expense pursuant to these agreements. From inception (May 5, 1998) to August 31, 2012, the Company recorded $727,898 as research and development expense pursuant to these agreements. The Company continues to utilize Sigma Design Company on a consulting basis to further test, calibrate, and develop the MotionPower™ technology.

NOTE 6 - Capital Stock

Reverse Stock Split

On March 16, 2011, pursuant to a February 7, 2011, written consent signed by the shareholders owning a majority of the Company’s issued and outstanding shares and a February 24, 2011, unanimous written consent of the Company’s Board, the Company underwent a one-for-three reverse stock split whereby holders of three shares of the Company’s common stock as of March 15, 2011, received one share of its common stock after the reverse stock split, with all fractional shares being rounded up to the nearest whole share.

All share and per share amounts have been retrospectively restated to reflect the one-for-three reverse stock split effected March 16, 2011. FINRA declared the reverse stock split effective as of March 21, 2011.

Common Stock

On February 12, 2008, the Company consummated the sale of an aggregate of 1,225,000 shares of its common stock and Class F Callable Warrants to purchase up to an additional 1,225,000 shares of the Company’s common stock for aggregate gross proceeds of $3,675,000 pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008 with certain institutional and other accredited investors. The Class F Callable Warrants were exercisable for a period of three years from the date of issuance at an initial exercise price of $3.75 per share.

The Company determined that its Class F Callable Warrants contained a dilutive issuance provision. As a result, the Company reclassified 1,062,833 of its Class F Callable Warrants to a long-term warrant liability. The Company’s Class F Callable Warrants were considered derivative financial liabilities and were therefore required to be adjusted to fair value each quarter. During the year ended August 31, 2011, investors exercised 1,054,512 Class F Callable Warrants for aggregate gross proceeds of $3,954,375. all unexercised Class F Callable Warrants expired resulting in the adjustment to their fair value to $0 during the year ended August 31, 2011.

NOTE 7 - Stock Options

On October 10, 2006, the Board adopted and approved the 2006 Incentive Stock Option Plan (the “2006 Stock Plan”) that provides for the grant of stock options to employees, directors, officers and consultants. The 2006 Stock Plan provides for the granting of stock options to purchase a maximum of 5,000,000 shares of the Company’s common stock. Stock options granted to employees under the Company’s 2006 Stock Plan generally vest over two to five years or as otherwise determined by the plan administrator. Stock options to purchase shares of the Company’s common stock expire no later than ten years after the date of grant.

The per share exercise price for each stock option is determined by the Board and may not be below the underlying stock price on the date of grant as listed on the OTC Markets Group, Inc. QB tier (the “OTCQB”).

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period. The grant date fair value of stock options is calculated using the Black-Scholes-Merton formula which requires management to make assumptions regarding option time to expiration, expected volatility, and risk-free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term. The Company does not anticipate declaring dividends in the foreseeable future. Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option. The Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options. The Company recognizes compensation expense for only the portion of stock options that are expected to vest. Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates. If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

A summary of the Company’s stock option activity for the years ended August 31, 2012 and 2011, and related information follows:

	Number of Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($)

Outstanding at August 31, 2010	900,003	1.71
Grants	610,002	5.97
Exercises	(73,334)	1.61
Forfeitures	(476,666)	5.59
Outstanding at August 31, 2011	960,005	2.49
Forfeitures	(98,334)	5.93
Outstanding at August 31, 2012	861,671	2.10	7.41 years	$0

Exercisable at August 31, 2012	385,666	2.39	6.80 years	$0

Available for grant at August 31, 2012	4,064,995

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of fiscal 2012 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on August 31, 2012. The intrinsic value of the option changes based upon the fair market value of the Company’s common stock. Since the closing stock price was $1.29 on August 31, 2012 and no outstanding options have an exercise price below $1.32 per share, as of August 31, 2012, there is no intrinsic value to our outstanding stock options.

The following table sets forth the share-based compensation cost resulting from stock option grants, including those previously granted and vesting over time, that were recorded in the Company’s Consolidated Statements of Operations for the years ended August 31, 2012 and 2011, and from May 5, 1998 (inception) to August 31, 2012:

			Cumulative
	Year Ended		May 5, 1998
	August 31,		(Inception) to
	2012	2011	August 31, 2012
Stock Compensation Expense:
Selling general and administrative expense	$205,098	$1,551,079	$2,130,768

As of August 31, 2012, the Company had $131,347 of unrecognized compensation cost related to unvested stock options which is expected to be recognized over a period of 2.75 years.

Stock Option Activity During the Years Ended August 31, 2012

On December 8, 2011, Mr. Todd Pitcher resigned from the Board. Mr. Pitcher had vested 6,667 stock options and forfeited 10,000 unvested stock options. During the year ended August 31, 2011, the Company recorded stock based compensation of $27,784 for the amortization of the fair value of his stock option. Since the stock option was forfeited prior to 10,000 options vesting, $8,243 previously recognized for stock based compensation was reversed on November 30, 2011, resulting in total stock based compensation expense related to Mr. Pitcher’s stock option grant of $19,541. Mr. Pitcher has until December 8, 2013, to exercise his 6,667 vested stock options.

On August 12, 2012, 83,334 vested options held by Mr. Andrew Farago, the Company's former Chief Operating Officer expired unexercised.

On September 30, 2012, Mr. Javier Jimenez resigned from the Board. As a result of his resignation, Mr. Jimenez forfeited 5,000 unvested stock options and had vested 11,667 stock options. During the years ended August 31, 2012 and 2011, the Company recorded stock based compensation of $66,252 and $25,528, respectively for the amortization of the fair value of his stock option of which $9,117 and $14,588 relate to the forfeited options. Since the stock option was forfeited prior to 5,000 options vesting, $23,705 previously recognized for stock based compensation was reversed on August 31, 2012, resulting in total stock based compensation expense related to Mr. Jimenez's stock option grant of $68,075. Mr. Jimenez has until September 30, 2014, to exercise his 11,667 vested stock options.

Stock Option Activity During the Year Ended August 31, 2011

On April 5, 2011, the Company granted a stock option to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $2.50 per share, the fair market value of the Company’s common stock on the date of grant, to an employee as partial compensation for services. The stock options expire ten years from the date of grant, on April 5, 2021 and vests as follows: (a) 2,000 shares on December 1, 2011, and (b) 2,000 shares on each of April 1 of 2012, 2013, 2014, and 2015. The stock option is further subject to the terms and conditions of a stock option agreement between the Company and the employee. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that employee ceases to be one of the Company’s employee. Upon termination of such service, the employee will have a specified period of time to exercise vested stock options, if any. The grant date fair value of the stock option granted was $23,536, estimated using the Black-Scholes-Merton formula containing the following assumptions: dividend yield of 0%, volatility of 133.0%, risk-free rate of 2.9%, and a term of 7.67 years. During the years ended August 31, 2012 and 2011, the Company recognized $7,028 and $16,639 of expense related to this issuance.

On March 21, 2011, the Board appointed Mr. Todd Pitcher and Mr. Peter Fusaro as directors and granted them each a stock option to purchase 16,667 shares of the Company’s common stock at an exercise price of $3.27 per share, the fair market value of the Company’s common stock on the date of grant. The stock options expire ten years from the date of grant, on March 21, 2021 and vests as follows: (a) 6,667 shares on March 21, 2011; (b) 5,000 shares on March 21, 2012; and (c) 5,000 shares on March 21, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between the Company and each of Mr. Pitcher and Mr. Fusaro. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that either Mr. Pitcher or Mr. Fusaro ceases to be one of the Company’s directors. Upon termination of such service, Mr. Pitcher or Mr. Fusaro will have a specified period of time to exercise vested stock options, if any. The grant date fair value of each of the stock options granted to Mr. Pitcher and Mr. Fusaro was $48,850, estimated using the Black-Scholes-Merton formula containing the following assumptions: dividend yield of 0%, volatility of 133.3%, risk-free rate of 2.0%, and a term of 5.75 years. On December 8, 2011, Mr. Pitcher resigned from the Board. Mr. Pitcher had vested 6,667 stock options and forfeited 10,000 unvested stock options. During the year ended August 31, 2011, the Company recorded stock compensation of $27,784 for the amortization of the fair value of his stock option. Since the stock option was forfeited prior to 10,000 options vesting, $8,243 previously recognized for stock compensation was reversed on November 30, 2011 resulting in total stock compensation expense related to Mr. Pitcher’s stock option grant of $19,541. During the years ended August 31, 2012 and 2011, the Company recognized net expense of $8,243 and $55,568, respectively related to Mr. Pitcher and Mr. Fusaro’s option grants described above.

On January 17, 2011, the Board appointed Mr. Javier Jimenez as a director and granted him a stock option to purchase 16,667 shares of the Company’s common stock at an exercise price of $6.51 per share, the fair market value of the Company’s common stock on the date the stock option agreement was executed by Mr. Jimenez, January 19, 2011. The stock option vested as follows: (a) 6,667 shares on January 19, 2011; (b) 5,000 shares on January 19, 2012; and (c) 5,000 shares on January 19, 2013. The grant date fair value of the stock option granted to Mr. Jimenez was $97,250 estimated using the Black-Scholes-Merton formula containing the following assumptions: dividend yield of 0%, volatility of 133.4%, risk-free rate of 2.0%, and a term of 5.75 years. On September 30, 2012, Mr. Javier Jimenez resigned from the Board. As a result of his resignation, Mr. Jimenez forfeited 5,000 unvested stock options and had vested 11,667 stock options. During the years ended August 31, 2012 and 2011, the Company recorded stock compensation of $66,252 and $25,528, respectively for the amortization of the fair value of his stock option of which $9,117 and $14,588 relate to the forfeited options. Since the stock option was forfeited prior to 5,000 options vesting, $23,705 previously recognized for stock compensation was reversed on August 31, 2012, resulting in total stock compensation expense related to Mr. Jimenez's stock option grant of $68,075. Mr. Jimenez has until September 30, 2014, to exercise his 11,667 vested stock options.

On December 23, 2010, the Board approved, and the Company granted, a stock option to each of the Company’s three non-employee directors to purchase 16,667 shares of its common stock at an exercise price of $5.94 per share, the fair market value of the Company’s common stock on the date of grant. Each stock option expires ten years from the date the applicable stock option agreement was executed, on January 17, 2021, and vests as follows: (a) 6,667 shares on January 17, 2011; (b) 5,000 shares on January 17, 2012; and (c) 5,000 shares on January 17, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between the Company and each director. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be one of the Company’s directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The grant date fair value of each of the stock options granted to each of the Company’s three non-employee directors was $89,228 ($267,683 total) estimated using the Black-Scholes-Merton formula containing the following assumptions: dividend yield of 0%, volatility of 134.4%, risk-free rate of 2.8%, and a term of 5.75 years. During the years ended August 31, 2012 and 2011, the Company recognized $66,921 and $187,378 of expense related to these issuances.

On December 17, 2010, the Board approved, and the Company granted, Mr. Andrew Farago, the Company's former Chief Operating Officer, a stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $6.21 per share, the fair market value of the Company’s common stock on the date of grant. The grant date fair value of the stock option granted to Mr. Farago was $2,878,274 estimated using the Black-Scholes-Merton formula containing the following assumptions: dividend yield of 0%, volatility of 134.4%, risk-free rate of 2.7%, and a term of 6.8 years. The stock option expired ten years from the date of grant and vested in certain blocks based on Mr. Farago achieving certain milestones. Effective as of August 12, 2011, Mr. Andrew Farago resigned as the Chief Operating Officer. On the date of his resignation Mr. Farago had vested 83,334 as a result of the Company appointing two new directors to its Board, who were recommended by Mr. Farago. During the year ended August 31, 2011, the Company recognized $479,712 as stock based compensation expense related to Mr. Farago’s 83,334 vested options which expired unexercised on August 12, 2012.

Stock Option activity During the Year Ended August 31, 2010

On December 15, 2009, the Board approved, and the Company granted, a stock option to each of three of its non-employee directors permitting each to purchase, subject to applicable vesting provisions, 16,667 shares of the Company’s common stock at an exercise price of $1.32 per share, the fair market value of the Company’s common stock on the date of grant. Each stock option expires five years from the date of grant, on December 15, 2014 and vests as follows: (a) as to 6,667 shares on December 16, 2009; (b) as to 5,000 shares on December 16, 2010; and (c) as to 5,000 shares on December 16, 2011. The stock options are further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The grant date fair value of each 16,667 stock option was estimated at $1.05 each, for a total of $17,500, using the Black-Scholes-Merton formula with the following weighted average assumptions: 0% dividend yield, expected volatility of 140.41%, risk-free interest rate of 1.38%, and expected life of 3.25 years. During the years ended August 31, 2012 and 2011, the Company recorded stock compensation of $2,297 and $12,469, respectively for the amortization of the fair value of these stock options.

On August 9, 2010 and pursuant to Mr. Conklin’s Employment Agreement, the Board granted a stock option to purchase up to 666,666 shares of the Company’s common stock, subject to certain vesting requirements, at an exercise price of $1.65 per share. The stock option expires ten years from the date of grant, on August 9, 2020. Subject to the restrictions and earlier termination provisions set forth in the stock option agreement, the option vests as follows:

1. as to 166,667 shares or such portion thereof as may be determined by the Board at its sole discretion, when one or more of the following items related to the development, production, manufacturing, and sale of any commercially viable product have been successfully executed: (a) completion of final design and/or engineering; (b) the establishment of manufacturing facilities, whether in-house or outsourced; and (c) the initial filing of any product safety approval applications, if required, in order to allow for the commercial sale of products by the Company;

2. as to 166,667 shares upon commencing commercial sales of any of the Company’s products, as reported in the Company's financial statements, whether to retail customers or wholesale customers;

3. 33,333 shares for each calendar year of service in an Executive Position for the next five years (166,667 shares in the aggregate), which shall become exercisable as to 33,333 shares on August 9, 2011 and 33,333 shares on each anniversary thereof through August 9, 2015.

4. as to 166,667 shares when, to the Board’s satisfaction, the Company enters into a favorable business partnership with a third-party commercial organization in the industry segment related to the Company’s product development and sales efforts, under any of the following conditions:

(a) a product development relationship whereby the third-party partner makes a significant financial investment, as determined at the Board’s discretion, directed towards the development of the Company’s products; or
(b) a product development relationship whereby the third-party partner invests significant research and development resources, as determined at the Board’s discretion, directed towards the development of the Company’s products; or
(c) a strategic partnership with the third-party partner where, as determined at the Board’s discretion, such a partnership provides significant business advantages to the Company which it would otherwise not have, whether related to product development, commercial sales, industry position, or business reputation.

The fair market value of the Company’s common stock on the date of grant was $1.62 per share. The grant date fair value of the 666,666 stock options was estimated at $1.50 each, for a total of $1,008,814, using the Black-Scholes-Merton formula with the following assumptions: dividend yield of 0%, expected volatility of 134.81%, risk-free interest rate of 2.21%, and expected life of 7.2 years. During the years ended August 31, 2012 and 2011, the Company recorded stock compensation of $105,190 and $722,909, respectively for the amortization of the fair value of this stock option. Through August 31, 2012, the Company has recognized $906,707 of expense related to Mr. Conklin's option.

The following table summarizes information about stock options outstanding and exercisable at August 31, 2012:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted	Weighted		Weighted Average	Weighted
Range of	Number of	Average	Average	Number	Remaining	Average
Exercise	Options	Contractual	Exercise	of Options	Contractual	Exercise
Prices	Outstanding	Life (years)	Price	Exercisable	Life (Years)	Price

$1.32	50,001	2.29	$1.32	50,001	2.29	$1.32
$1.65	666,667	7.95	$1.65	233,333	7.95	$1.65
$2.50	10,000	8.60	$2.50	4,000	8.60	$2.50
$2.55	33,334	6.03	$2.55	19,998	6.03	$2.55
$3.27	23,334	6.48	$3.27	18,334	5.91	$3.27
$4.98	16,667	5.53	$4.98	13,332	5.53	$4.98
$5.94	50,001	8.32	$5.94	35,001	8.32	$5.94
$6.51	11,667	2.08	$6.51	11,667	2.08	$6.51

Total	861,671	7.41	$2.10	385,666	6.80	$2.39

In addition to stock compensation recorded for the stock option grants and forfeitures discussed above, the Company recorded stock compensation for stock options previously granted and vesting over time of $11,013 and $19,762 during the years ended August 31, 2012 and 2011, respectively.

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

NOTE 8 - Net Loss Per Share

During the years ended August 31, 2012 and 2011, the Company recorded a net loss. Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The Company has not included the effects of warrants, stock options and convertible debt on net loss per share for the past two fiscal years because to do so would be antidilutive. Excluded from the computation of diluted net loss per share for the year ended August 31, 2012, are stock options to acquire 861,671 shares of common stock with a weighted-average exercise price of $2.10 per share, warrants to acquire 625,000 shares of common stock with a weighted-average exercise price of $1.92 per share and convertible debt convertible into 625,000 shares of common stock upon conversion at a conversion price of $1.60 per share. Excluded from the computation of diluted net loss per share for the year ended August 31, 2011 are stock options to acquire 960,005 shares of common stock with a weighted-average exercise price of $2.49 per share.

Following is the computation of basic and diluted net loss per share for the years ended August 31, 2012 and 2011:

	Year Ended
	August 31,
	2012	2011
Basic and Diluted EPS Computation
Numerator:
Loss available to common stockholders'	$(2,433,431)	$(3,619,750)

Denominator:
Weighted average number of common shares outstanding	20,638,360	20,396,362

Basic and diluted EPS	$(0.12)	$(0.18)

NOTE 9 - Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

For services rendered in the capacity of a Board member, non-employee Board members received $2,500 through our first fiscal quarter ended November 30, 2010, and $3,750 per quarter thereafter. New Board member compensation is pro rated in their first quarter. During the years ended August 31, 2012 and 2011, the Company incurred $91,200 and $64,013, respectively in cash based Board compensation. Additionally, the Company recognized stock based compensation expense related to stock options granted for services rendered by non-employee directors of the Company (See “Note 7 - Stock Options” above) during the years ended August 31, 2012 and 2011 of $90,297 and $341,429, respectively.

March 21, 2011, Todd Pitcher was elected to the Board and received $3,750 per quarter for his Board related services. On May 19, 2011, the Company entered into an Advisory Engagement Agreement (the “Agreement”) with Aspire Clean Tech Communications, Inc., a private corporation wholly owned by Mr. Pitcher. Pursuant to the Agreement Mr. Pitcher provided ongoing corporate advisory and support services - until the parties agree otherwise in writing - in exchange for compensation of $3,500 per month plus reimbursement of business related, out-of-pocket expenses. On July 1, 2011, the Agreement was amended to increase the monthly compensation from $3,500 to $10,000 due to the increased level of time required for Mr. Pitcher to execute his duties. On September 30, 2011, the Agreement was further amended to include the addition of a $1,000 per month health insurance reimbursement retroactively applied to include the month of July 2011. On December 8, 2011, Mr. Pitcher resigned from the Board and ceased performing services for the Company. The Company paid Mr. Pitcher $30,000 upon receipt of an executed Mutual Termination and Release.

On February 2, 2011, the Company entered into an employment agreement with Mr. Scott Taper pursuant to which Mr. Taper was appointed the Company’s Vice President of Business Development. Pursuant to the terms of the employment agreement, Mr. Taper was entitled to an annual salary of $90,000, which would increase to $100,800 if certain milestone were met, and a stipend of $1,000 per month to cover medical insurance premiums until such time as the Company could provide an alternative medical insurance plan. The employment agreement provided that Mr. Taper’s employment by the Company was “at-will employment” and may be terminated by Mr. Taper or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice to the other. On February 28, 2011, Mr. Taper, resigned as the Company’s Vice President of Business Development.

On February 1, 2011, the Company entered into a consultancy agreement with Mr. Elliot Maza pursuant to which Mr. Maza was appointed the Company’s Chief Financial Officer. Pursuant to the terms of the consultancy agreement, Mr. Maza was entitled to a monthly fee of $7,500. The consultancy agreement provides that Mr. Maza’s engagement was on a part-time basis and “at-will” and may be terminated by Mr. Maza or the Company at any time, with or without cause, and for any reason whatsoever upon written notice to the other. On August 31, 2011, Mr. Maza, resigned as the Company’s CFO.

On December 17, 2010, the Company entered into an employment agreement with Mr. Farago pursuant to which Mr. Farago was appointed the Company’s Chief Operating Officer. Pursuant to the employment agreement, Mr. Farago was entitled to an annual salary of $150,000, to increase to $250,000 if the Company consummates either an equity or debt financing or series of financings with net proceeds of at least $7,000,000 and a stipend of $1,000 per month to cover medical insurance premiums until such time as the Company could provide an alternative medical insurance plan. The employment agreement provides that Mr. Farago’s employment by the Company was “at-will employment” and may be terminated by Mr. Farago or the Company at any time, with or without cause, and for any reason whatsoever upon written notice to the other. Also on December 17, 2010, the Board approved, and the Company granted, Mr. Farago a stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $6.21 per share, the fair market value of the Company’s common stock on the date of grant. The stock option expired ten years from the date of grant and was subject to various vesting terms. Effective as of August 12, 2011, Mr. Andrew Farago resigned as the Chief Operating Officer. On the date of his resignation Mr. Farago had vested 83,334 options which which expired unexercised on August 12, 2012.

The law firm of Sierchio & Company, LLP, of which Joseph Sierchio, one of the Company's directors, is a principal, has provided counsel to the Company since its inception. In July 2008, the Company asked Mr. Sierchio to join the Company's Board. During the years ended August 31, 2012 and 2011, the law firm of Sierchio & Company, LLP provided $176,404 and $198,142, respectively, of legal services. At August 31, 2012, the Company owed Sierchio & Company LLP $22,198 which is included in accounts payable.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

NOTE 10 - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at August 31, 2012 and 2011 are as follows:

	2,012	2,011
Deferred tax assets:
Net operating loss carryforwards	$2,506,712	$1,838,010
Capitalized research and development	756,562	554,707
Depreciation	(6,788)	-
Stock based compensation	659,793	654,728
Accrued research and development fees	-	53,077
Research and development credit carry forward	174,558	120,982
Total deferred tax assets	4,090,837	3,221,504
Less: valuation allowance	(4,090,837)	(3,221,504)
Net deferred tax asset	$-	$-

The net increase in the valuation allowance for deferred tax assets was $869,333 and $1,267,271 for the years ended August 31, 2012 and 2011, respectively. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

For federal income tax purposes, the Company has net U.S. operating loss carry forwards at August 31, 2012 available to offset future federal taxable income, if any, of $7,372,681, which will fully expire by the fiscal year ended August 31, 2032. Accordingly, there is no current tax expense for the years ended August 31, 2012 and 2011. In addition, the Company has research and development tax credit carry forwards of $174,558 at August 31, 2012, which are available to offset federal income taxes and begin to expire during the year ended August 31, 2026.

The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The effects of state income taxes were insignificant for the years ended August 31, 2012 and 2011.

The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rate of 34% for the years ended August 31, 2012 and 2011:

	2012	2011

Income tax benefit at statutory rate	$827,367	$1,230,715
Non-deductible meals and entertainment	(1,280)	(1,987)
Change in fair value of warrant liability	-	2,740
Research and development credit	53,576	35,803
Other	(10,330)	-
Change in valuation allowance	(869,333)	(1,267,271)
	$-	$-

The fiscal years 2009 through 2012 remain open to examination by federal authorities and other jurisdictions in which the Company operates.

NOTE 11 - Subsequent Events

On September 30, 2012, Mr. Javier Jimenez resigned as a director of the Company.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC filing fee	$500
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Miscellaneous	$4,500
Total	$25,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws also contain broad indemnification provisions. We have entered into indemnification agreements with each of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On April 6, 2010, the Company entered into an amendment to the Employment Agreement dated June 24, 2009 with Mr. Patel (the “Amended Employment Agreement”), pursuant to which Mr. Patel agreed to continue to serve as the Company’s President and CEO, until March 31, 2011 (the “Employee Employment Commitment”). In consideration of the Employee Employment Commitment, Mr. Patel was granted a stock option to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.74 per share. Subject to the terms, restrictions and earlier termination provisions as set forth in the option agreement dated April 6, 2010, between the Company and Mr. Patel, the option vested as follows: 12,500 on June 30, 2010; 12,500 on September 30, 2010; 12,500 on December 31, 2010; and 12,500 on March 31, 2011.

On August 9, 2010, Mr. Patel resigned from all executive positions held with us and as one of our directors. As of the date of Mr. Patel’s resignation, 12,500 of his 50,000 stock options had vested. Pursuant to the stock option agreement, the vesting of this stock option was accelerated when we mutually terminated the Amended Employment Agreement between us and Mr. Patel and Mr. Patel had the right at any time within the then remaining exercise period of such vested stock options to exercise the 50,000 stock options granted to him on April 6, 2010. On November 1, 2010, Mr. Patel exercised all 50,000 of these stock options via the cashless exercise option set forth in the option agreement and we issued 26,984 shares of our common stock in full settlement of this stock option exercise.

The issuance of the common stock pursuant to the above transaction is exempt from registration pursuant to Section 4(2) of the Securities Act, and the stock certificate contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended (1)

3.2	Certificate of Amendment to the Articles of Incorporation changing name to New Energy Technologies, Inc. (1)

3.3	Certificate of Amendment to the Articles of Incorporation increasing the authorized shares from 100,000,000 to 300,000,000 (2)

3.4	Certificate of Change to the Articles of Incorporation relating to the one-for-threereverse stock split (2)

3.5	Bylaws (1)

4.1	Securities Purchase Agreement dated February 8, 2008 (1)

4.2	Form of Series G Warrant (11)

4.3	Form of Series H Warrant (14)

4.4	Subscription Agreement (14)

5.1	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered (12)

10.1	Employment Termination Agreement with Mr. Cucinelli (1)

10.2	Employment Agreement dated June 24, 2009 between New Energy Technologies, Inc. and Meetesh Patel (1)

10.3	Amendment to the Employment Agreement dated June 24, 2010, dated April 6, 2010, between New Energy Technologies, Inc. and Meetesh Patel (1)

10.4	Stock Option Agreement Dated April 6, 2010, between New Energy Technologies, Inc. and Meetesh Patel (1)

10.5	Resignation and Mutual Determination to Terminate Employment between New Energy Technologies, Inc. and James B. Wilkinson, dated February 15, 2010 (1)

10.6	Amended Form of Stock Option Agreement dated as of December 15, 2009, between Meetesh Patel and New Energy Technologies, Inc., correcting the grant date (1)

10.7	Amended Form of Stock Option Agreement dated as of December 15, 2009, between New Energy Technologies, Inc. and its non-employee directors, correcting the grant date (1)

10.8	Employment Agreement dated August 9, 2010, between New Energy Technologies, Inc. and John A. Conklin (3)

10.9	Stock Option Agreement dated August 9, 2010, between New Energy Technologies, Inc. and John A. Conklin (3)

10.1	Employment Agreement dated December 17, 2010, between New Energy Technologies, Inc. and Andrew Farago (4)

10.11	Stock Option Agreement dated December 17, 2010, between New Energy Technologies, Inc. and Andrew Farago (4)

10.12	Stock Option Agreement dated January 17, 2011, between New Energy Technologies, Inc. and Jatinder Bhogal (5)

10.13	Stock Option Agreement dated January 17, 2011, between New Energy Technologies, Inc. and Alistair Livesey (5)

10.14	Stock Option Agreement dated January 17, 2011, between New Energy Technologies, Inc. and Joseph Sierchio (5)

10.15	Stock Option Agreement dated January 19, 2011, between New Energy Technologies, Inc. and Javier Jimenez (5)

10.16	Consultancy Agreement dated February 1, 2011, between New Energy Technologies, Inc. and Elliot Maza (6)

10.17	Employment Agreement dated February 2, 2011, between New Energy Technologies, Inc. and Scott Taper (7)

10.18	Redacted USF Sponsored Research Agreement (1) (8)

10.19	Redacted USF Option Agreement (1) (8)

10.2	Redacted Veryst Agreement (1) (8)

10.21	Redacted Sigma Design Agreement (1) (8)

10.22	Redacted Standard Exclusive License Agreement with Sublicensing Terms entered into on June 21, 2010, by and between the University of South Florida Research Foundation, Inc. and New Energy Solar Corporation (6) (8)

10.23	Redacted Addendum 1 dated November 30, 2010, to the License Agreement by and between the University of South Florida Research Foundation, Inc. and New Energy Solar Corporation (8) (9)

10.24	Bridge Loan Agreement dated April 17, 2012 (11)

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1 hereto) (12)

23.2	Consent of Peterson Sullivan LLP (14)

24.1	Power of Attorney (13)

99.1	2006 Incentive Stock Option Plan (10)

____________________________________________________________
(1) Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed by New Energy Technologies, Inc. on April 16, 2010.

(2) Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on March 21, 2011.

(3) Incorporated by reference to the Form 10-K filed by New Energy Technologies, Inc. on December 13, 2010.

(4) Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on December 23, 2010.

(5) Incorporated by reference to the Form 8-K/A filed by New Energy Technologies, Inc. on January 21, 2011.

(6) Incorporated by reference to the Form 8-K dated February 1, 2011, filed by New Energy Technologies, Inc. on February 4, 2011.

(7) Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on February 8, 2011.

(8)Confidential treatment has been granted with respect to certain portions of this exhibit.

(9) Incorporated by reference to the Form 8-K dated November 30, 2010, filed by New Energy Technologies, Inc. on February 4, 2011.

(10) Incorporated by reference to the Form S-8 filed by New Energy Technologies, Inc. on March 15, 2011.

(11) Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on April 23, 2012.

(12) Filed herewith.

(13) Incorporated by reference to the Form S-1 filed by New Energy Technologies, Inc. on June 21, 2012.

(14) Incorporated by reference to Post-Effective Amendment #1 to the Form S-1 filed by New Energy Technologies, Inc. on December 7, 2012.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbia, State of Maryland, on  January 7, 2013.

New Energy Technologies, Inc.

By:	/s/ John A Conklin
Name:	John A. Conklin
Title:	President and Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ John A Conklin	Dated: January 7, 2013
Name:	John A. Conklin
Title:	President and Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

By:	*	Dated: January 7, 2013
Name:	Alastair Livesey
Title:	Director

By:	*	Dated: January 7, 2013
Name:	Jatinder S. Bhogal
Title:	Director

By:	*	Dated: January 7, 2013
Name:	Joseph Sierchio
Title:	Director

By:	*	Dated: January 7, 2013
Name:	Peter Fusaro
Title:	Director

*By:	/s/ John Conklin
John Conklin
Attorney-In-Fact